AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2008

REGISTRATION STATEMENT NO. 333-148392

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DERYCZ SCIENTIFIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2721	11-3797644
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd., Suite 1410 Los Angeles, California 90024 (310) 477-0354	Peter Derycz, Chief Executive Officer 10990 Wilshire Blvd., Suite 1410 Los Angeles, California 90024 (310) 477-0354
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Addison Adams, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value, held by current stockholders subject to this offering	4,500,000	$1.00	$4,500,000	$138.15
Common Stock underlying warrants held by current stockholders subject to this offering	2,450,000	$1.25	$3,062,500	$94.02
Total	6,950,000			$232.17

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2008	PROSPECTUS

DERYCZ SCIENTIFIC, INC.

6,950,000 Shares of Common Stock

This prospectus covers the resale by selling security holders named on page 11 of up to 6,950,000 shares of our common stock, $0.001 par value, which includes:

•	4,500,000 shares of common stock issued pursuant to a private placement we completed on December 22, 2006;
•	2,250,000 shares of common stock underlying common stock purchase warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share; and
•	200,000 shares of common stock underlying placement agent warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share.

This is our initial registration of common stock. Our securities are not currently listed on any securities exchange, nor are they quoted on the Over-the-Counter Electronic Bulletin Board. Until our securities are quoted on the Over-the-Counter Electronic Bulletin Board or are listed on an exchange, they will sell at fixed prices. The initial offering price is $1.00. Once our securities are quoted on the Over-the-Counter Electronic Bulletin Board or are listed on an exchange, they will sell at prevailing market prices or at privately negotiated prices.

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive $3,062,500 in gross proceeds. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling security holders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled “Description of Securities.”

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2008.

i

PROSPECTUS SUMMARY

This summary highlights information regarding the material aspects of the offering contained elsewhere in this prospectus. It highlights the material aspects of the offering and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Unless the context otherwise requires, references in this prospectus to “we,” “us,” or “our,” refer to Derycz Scientific, Inc., its wholly owned subsidiary, Reprints Desk, Inc. , and its majority owned subsidiary, Pools Press, Inc.

Overview

Derycz Scientific, Inc. (“Derycz” or “Derycz Scientific” or “we”) is a privately held holding company with one wholly owned subsidiary, Reprints Desk, Inc. (“Reprints” or “Reprints Desk”) and one majority owned subsidiary, Pools Press, Inc. (“Pools” or “Pools Press”). Derycz, through Reprints and Pools, provides its customers with copies of published content, such as articles from published journals, in either electronic or hard copy form. Our customers use this content for marketing, regulatory or research purposes. Generally, marketing departments order large quantities of printed copies that they distribute to their customers. Researchers generally order single copies of the content. Our service alleviates the need for our customers to contact any publisher or obtain permissions themselves. In addition, we ensure that we have obtained the necessary permissions from the owners of the content’s copyrights so that the reproduction complies with copyright laws. We also offer a reprints service to publishers, whereby we are responsible for all aspects of reprint production, from taking orders to final shipment. This service eliminates the need for the publishers to establish a dedicated reprints sales force or arrange for delivery of reprinted materials. Pools Press also offers other commercial printing products, such as the production of business cards and newsletters.

We believe that such a service will become more valuable as companies increasingly view published articles as useful marketing and information dissemination tools. Published articles can provide an independent third-party endorsement of a company or its products or services. Articles can also describe the science behind a product or its effectiveness more thoroughly than traditional advertising.

We believe that reprints are an underutilized source of revenue for many publishers. Most publishers do not have an internal full-service reprints operation and in many cases it would not be cost effective to establish one. Moreover, prospective users often need to contact many different individual publishers in order to retrieve published content for third party purposes. Derycz has the capacity to eliminate the need for a publisher to establish or maintain internal reprints operations.

As a new business, we believe that we have a small fraction of the market for reprints. The size of that market is difficult to estimate because it is a small part of the larger publishing industry and it is difficult to obtain financial information relating specifically to the market for reprints. However, we have experienced significant revenue growth in the past year and believe that we are able to compete with larger providers based on our customer service. In addition, we have internal printing capability. Because of this, whenever possible we obtain the right from the publisher to print the reprint ourselves, rather than purchasing the printed reprints through the publisher. However, we are currently only able to obtain such print rights on a small portion of our orders.

Common re-purposed Content Uses:

The most common customized usages for published materials are:

•	Product and company websites and intranets,
•	Edu-marketing campaigns,
•	Sales and marketing,
•	Distributable materials at trade shows and conferences,
•	Media press kits,
•	Investor relations materials,

•	Continuing education,
•	College coursepacks,
•	Research, and
•	Regulatory filings

In addition to accepting reprint orders by email or phone, we have developed an internet-based ordering system that we believe is more efficient than email or phone order processing due to its ability to automate the ordering and fulfillment process. Our internet-based system allows customers to initiate, at any time, orders by specifying the citation or other identifying information related to the particular article they need. In some cases, we are able to fulfill the order without the need for action on the part of our employees.

Growth Strategy

We intend to continue to expand our sales through the efforts of our salespeople. We have identified a number of potential customers who have a history of using reprints for marketing and research purposes and are actively marketing our services to those companies. We also intend to develop and introduce complementary products and services that we expect to generate additional revenue by broadening our product and service offerings and by facilitating additional sales of our main product, reprints. For example, we plan to begin offering library services whereby we provide personnel to manage the in-house libraries of companies that wish to outsource that responsibility. Companies often rely on their librarians to locate cited materials and obtain reprints of those materials. As a result, a company using one of our librarians may allow the librarian to order reprints from us, generating revenue both from the provision of library services and from sales of reprints. We may also make strategic acquisitions within the content re-use, niche publishing and content aggregation sectors, in the United States and/or abroad, assuming that we are able to identify appropriate targets and fund any such acquisitions. The Company has identified several potential acquisition opportunities. We intend to implement acquisitions primarily through stock transactions, supplemented only when necessary with a cash component. While we have entered into preliminary discussions with two potential targets, we have not entered into any letter of intent or other agreement relating to either target nor have we determined the financial terms of any potential acquisition. We are continuing to evaluate whether or not to pursue either opportunity further.

Management

Both Derycz and Reprints were founded by Peter Derycz. Mr. Derycz previously founded Infotrieve, Inc., which is a content distribution company.

With Derycz, Mr. Derycz has brought together a team of content professionals who have over 50 years experience in the information industry between them. They draw from their backgrounds in information and library science, document delivery, reprint management, brand marketing solutions, copyright licensing and commercial printing.

Corporate Information

Reprints Desk, Inc. was incorporated in the State of Delaware in January 2006. Since inception, Reprints’ efforts focused on sales of reprints. Reprints began generating revenue in April 2006. Derycz Scientific, Inc. was incorporated in the State of Nevada in November 2006 and shortly thereafter acquired all of the outstanding shares of Reprints. Derycz Scientific purchased a majority interest in Pools Press, Inc., an Illinois corporation, in February 2007. Pools is a commercial printer with expertise in reprint production.

Our corporate headquarters are located in Los Angeles, California. Our telephone number is (310) 477-0354. Our website is located at www.reprintsdesk.com. Information on our website is not part of this Registration Statement.

The Offering

We are registering 6,950,000 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” The shares included in the table identifying the selling security holders consist of:

•	4,500,000 shares of common stock issued pursuant to a private placement we completed on December 22, 2006;
•	2,250,000 shares of common stock underlying common stock purchase warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share; and
•	200,000 shares of common stock underlying placement agent warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share.

The shares issued and outstanding prior to this offering consist of 12,561,813 shares of common stock and do not include:

•	530,000 shares subject to options granted to certain employees and a consultant for services rendered.
•	970,000 shares of common stock reserved for issuance under our 2007 Equity Compensation Plan, which have not been issued.
•	2,450,000 common stock purchase warrants as described above.
•	90,000 shares of common stock that may be issued in connection with the purchase of a customer list from Pinpoint Documents, LLC based on the amount of revenue generated from that list over the first year (which would be in addition to the 50,000 shares of common stock already issued to Pinpoint in that transaction).

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.” We will not receive any of the proceeds from those sales. Should the selling security holders, in their discretion, exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling security holders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes that are included elsewhere in this prospectus.

We derived the summary consolidated statement of operations data for the year ended June 30, 2007 and the period from January 6, 2006 (Inception) to June 30, 2006 from our audited financial statements and notes thereto that are included elsewhere in this prospectus. We derived the consolidated statement of operations data for the six months ended December 31, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2007 from our unaudited financial statements that are included elsewhere in the prospectus. The unaudited interim financial statements have been prepared on the same basis as our audited annual financial statements and, in our opinion, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of operations for the periods ended December 31, 2007 and 2006 and our financial condition as of December 31, 2007. The historical results are not necessarily indicative of the results to be expected for any future periods and the results for the six months ended December 31, 2007 should not be considered indicative of results expected for the full fiscal year.

Statement of Operations Data:	Six Months Ended December 31,		Year Ended June 30,	Period from January 6, 2006 (Inception) To June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$5,156,576	$694,074	$3,850,746	$478,600
Gross Profit	940,749	132,497	597,626	28,742
Operating Expenses	1,143,613	284,546	1,100,243	145,961
Operating Loss	(202,864)	(153,083)	(502,617)	(117,219)
Other (income) expense, net	(56,057)	7,704	(87,126)	—
Net Income (Loss)	(152,902)	(160,787)	(415,491)	(117,219)
Net Income (Loss) per share
Basic and diluted	$(0.01)	$(0.02)	$(0.04)	$(0.01)
Weighted average shares outstanding:	—	—	—	—
Basic and diluted	12,510,305	8,750,003	10,625,003	8,000,003

Balance Sheet Data:	December 31, 2007	June 30, 2007
	(Unaudited)	(Restated)
Current Assets	$4,533,843	$4,665,613
Total Assets	5,779,439	5,454,334
Current Liabilities	1,693,096	1,438,857
Long-term Liabilities, less current portion	69,750	—
Stockholders’ equity	3,959,370	3,964,349

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We are an early stage company with a limited operating history and we may never be profitable.

Reprints, our main operating subsidiary, was incorporated in January 2006 and only started procuring reprinted articles in April 2006. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and all delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we operate. For example, we may be unable to effectively market our products to attract customers, we may have difficulty managing any growth our company experiences or we may have difficulty negotiating and maintaining over time favorable arrangements with publishers to supply content to us, any of which could adversely affect our financial condition and results of operations. For the year ended June 30, 2007, we had sales of $3,850,746 and a loss of $415,491. At June 30, 2007, we had stockholders’ equity of $3,964,349. See Financial Statements for the Year ended June 30, 2007. For the six months ended December 31, 2007, we had sales of $5,156,576 and net loss of $152,902. At December 31, 2007, we had stockholders’ equity of $3,959,370. Our ability to implement a successful business plan remains unproven and we cannot assure you that we will ever generate sufficient revenues to sustain our business or make a profit.

We may not be able to continue our operations without additional funding, which, if not obtained, could adversely affect our financial condition and results of operations.

We may not have sufficient funds to continue as a going concern unless we are able to increase our current net income to higher levels with positive cash flow. Since we recently commenced operations, we may not have anticipated all developments and problems that may occur and the amount of time and capital required to become profitable and cash flow positive. We may need additional funds to continue our operations, and we may not be able to obtain such funding on terms favorable to or affordable by the Company, if at all.

To date, we have financed our operations through equity financing. For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations and our cash on hand. If our capital resources are insufficient, particularly if we pursue acquisition opportunities, we will have to raise additional funds through equity or debt financing. We may need additional funds to react to unforeseen difficulties or to respond to competitive pressures. Our ability to arrange future financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business.

If we choose to raise additional funds through the issuance of equity securities, our shareholders may experience significant dilution of their ownership interest, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Debt service may also cause a strain on our cash flow and impair our business operations.

If we are unable to expand our customer base, we may not generate sufficient revenue to become profitable.

At present, we offer reprints and e-copies of published materials that cater primarily to the life science industries. If we are unable to expand our customer base to include customers outside of the life sciences industry, we may be unable to generate sufficient revenue to become profitable. The commercial acceptance of reprinted materials to companies not focused on the life sciences remains unknown and our future growth will be much slower if the use of reprints in other industries does not increase.

If we are unable to secure content from publishers, we will be unable to generate sufficient sales to become profitable.

Derycz currently secures content from publishers through direct agreements with publishers to act as an agent for their content, by obtaining rights through established third parties such as the Copyright Clearance Center, and by contacting publishers regarding individual articles and purchasing the content through their existing content reselling operations. Some content repurposing agencies are competitors of Derycz, and these agencies may have exclusive representation rights for a publisher’s content. These agencies could make it difficult for us to obtain a publisher’s content in the future. If we are unable to secure content from publishers at satisfactory prices, we may be unable to make sales that generate sufficient revenues for us to become profitable.

If a customer violates the re-use rights granted by a publisher or if we make an error, we could incur losses for copyright violations.

We currently acquire and pay for content re-use rights directly through the publisher or a third party. These rights are then forwarded to our customer. The customer may violate the rights they have purchased through us. For example, a customer may take an electronic copy of an article and reproduce it in quantities above and beyond the quantities that have been licensed. It is also possible, through staff error or neglect, that reproductions of content are made above and beyond the quantities that have been licensed. In either case, we could be sued by the publisher for copyright infringement and incur losses.

An inability to compete successfully with existing and new reprint services companies to attract customers may limit our revenues and adversely affect our results of operations.

We compete with existing companies that provide reprint products, and new companies may enter the industry at any time. We may be unable to compete successfully with such businesses to acquire customers for our products. An inability to attract and maintain enough customers may adversely affect our ability to generate revenues, which would adversely affect our results of operations.

If the unauthorized use of published content becomes more widespread and accepted, we may be unable to generate sufficient revenues because we will be unable to sell the content that end-users will be able to access at no cost.

Some organizations, through negligence or willful misconduct, make illegal reproductions of published content. For example, a company may receive favorable mention in a particular publication, then proceed to make copies of the article for their prospective customers and investors without obtaining proper rights. If this practice becomes more widespread and accepted, the market for our products will be reduced. A reduction in the market for our products could reduce our revenues and adversely affect our results of operations.

If there are significant interruptions of the internet, our ability to function will be harmed and we may lose revenue.

We rely on the Internet to communicate with our customers and suppliers as well as to operate our internal production system. Major disruptions to the Internet could prevent us from making sales and generating revenue, which would adversely affect our results of operations.

The loss of one or both of our two largest customers would significantly reduce our revenues and adversely affect our results of operations.

Approximately 26% of our revenues for the year ended June 30, 2007 were derived from our two largest customers. Loss of either or both of these customers would significantly reduce our revenues, which would have a material adverse effect on our results of operations. We can provide no assurance that these customers will continue to place orders in the future.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategy, which would have a negative impact on our business and the value of your investment.

Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Peter Derycz, our President. We currently have employment agreements with the members of our senior management team, including Mr. Derycz. If their services were to become unavailable to the Company, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company.

If we are unable to attract and retain technical personnel, sales and marketing personnel and other skilled management, we may be unable to pursue our business plan and our business could fail.

Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could prevent us from pursuing our business plan and our business could fail.

We may be unable to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the Company may not be managed effectively and the business could fail.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify their effectiveness, which could have a significant and adverse effect on our business.

After the effectiveness of our registration statement, we will be subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, would then incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. Our independent auditors have not attested to our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of June 30, 2009. Our lack of familiarity with Section 404 may require significant amounts of management’s time and resources. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We may not be able to acquire other companies on satisfactory terms or at all, which could limit the growth of our business or adversely affect our financial condition and results of operations.

Our business strategy includes pursuing acquisitions. Nonetheless, we cannot assure you that we will identify suitable acquisitions or that such acquisitions can be made at an acceptable price. If we acquire additional businesses, those businesses may require substantial capital. We cannot assure you that we will be able to obtain such capital or that financing options will be available in amounts and on terms that we deem acceptable. In addition, future acquisitions could result in us incurring debt and contingent liabilities. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or at all. Our inability to make beneficial acquisitions, could cause our business not to grow as much or as quickly as we intend or could adversely affect our financial condition.

The integration of acquired businesses may result in substantial costs, delays and other problems, which could adversely affect our financial condition and results of operations.

Our future performance may depend heavily on our ability to integrate the businesses that we acquire. To integrate newly acquired businesses we must integrate production facilities and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. We may not be able to successfully integrate acquired businesses or realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

Furthermore, the costs of businesses that we acquire could significantly impact our short-term operating results. These costs could include restructuring charges associated with the acquisitions; and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

The integration of newly acquired businesses will require the expenditure of substantial managerial, operating, financial and other resources and may also lead to a diversion of management's attention from other business concerns.

Until we assume operating control of the businesses we purchase, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities. Once we acquire a business, we are faced with risks, including:

•	the possibility that we have acquired substantial undisclosed liabilities;
•	the risks of entering markets in which we have limited or no prior experience;
•	the potential loss of key employees or customers as a result of changes in management; and
•	the possibility that we may be unable to recruit additional managers with the necessary skills to supplement the management of the acquired businesses.

We may not be successful in overcoming these risks, which could adversely affect our financial condition and results of operations.

If an active trading market never develops for our stock, we may be unable to raise additional capital as needed.

We are currently a privately held corporation and our stock is not traded on any market or exchange. Despite our best efforts, our stock may never trade on any market or exchange and our shareholders may never be able to sell their shares. If an active trading market does not develop for our stock, our stock will be less liquid than it would be if our stock were actively traded on a market or exchange. If we need to raise additional equity capital in the future it may be more difficult to do so because of that lack of liquidity. Our inability to raise needed capital could adversely affect our financial condition and results of operations.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law, which may result in our incurrence of expenses for which we might not be responsible otherwise.

We will incur increased costs and compliance risks as a result of becoming a public company, which could impair our financial condition and results of operations.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority, Inc. We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, which requires management of public companies to evaluate the effectiveness of internal controls over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. In addition, new or changed laws are subject to varying interpretations and their application may evolve over time as courts and regulatory bodies provide guidance. Maintenance of appropriate corporate governance standards and public disclosure, especially in light of any resulting uncertainty regarding compliance, could increase our administrative costs and divert management’s time and attention from revenue-generating activities, which could adversely impact our results of operations.

We cannot assure you that we will be able to effectively meet all of the requirements of applicable rules and regulations, including Section 404, as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers to run our company effectively.

We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If we have insufficient funds to bear the increased costs of being a public company, our financial condition and results of operations will suffer.

The relative lack of public company experience of our management team may impair our ability to comply with applicable rules and regulations, which could adversely impact our financial condition and results of operations.

Other than our President, the rest of our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Such responsibilities include complying with Federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to the increased legal, regulatory compliance and reporting requirements faced by a company that has recently become public. Our failure to do so could lead to the imposition of fines and penalties, which could adversely affect our financial condition and results of operations. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Risks Relating to this Offering and Ownership of Our Securities

If a public market for our common stock develops, we expect to experience volatility in the price of our common stock. This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.

If a public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:

•	our status as a development stage company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;
•	announcements of new products and services by us or our competitors;
•	the timing and development of our products;
•	general and industry-specific economic conditions;
•	actual or anticipated fluctuations in our operating results;
•	our capital commitments; and
•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of developing companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

There may not be an active, liquid trading market for our common stock, so you may be unable to liquidate your shares if you need money.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. Our board of directors will have the discretion to pay future dividends after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, state law may limit our ability to pay dividends on our common stock. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price, which could cause you to incur substantial losses on your investment in our common stock.

There are currently outstanding as of February 15, 2008, 12,561,813 shares of common stock. Upon effectiveness of this offering, all of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In addition, we have issued warrants to purchase 2,450,000 shares of our common stock that, upon effectiveness of this offering, would be freely tradable upon the exercise of such warrants.

We intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 1,500,000 shares of our common stock underlying options to be granted to our officers, directors, employees and consultants pursuant to a stock incentive plan, 530,000 of which have been granted. The shares issuable upon exercise of the options, if issued in accordance with the plan, will be eligible for immediate sale in the public market, subject to volume limitations.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall, which could impair our ability to raise needed capital by depressing the price at which we could sell our common stock and could cause other stockholders to incur substantial losses upon selling their shares of our common stock.

We may raise additional capital through securities offerings that could dilute your ownership interest and voting rights.

Our articles of incorporation currently authorizes our board of directors to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of February 15, 2008, after taking into consideration our outstanding shares of common stock, warrants and options, our board of directors will be entitled to issue up to at least 84,368,187 additional shares of common stock and 20,000,000 shares of preferred stock. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval, upon such terms (and in the case of the preferred stock, with such rights, preferences and privileges) as it determines to whomever it determines, including persons or entities who would help present management maintain control.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our principal stockholders, executive officers and directors will continue to own a significant percentage of our stock after the offering, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

After the offering, our principal stockholders, executive officers and directors will, in the aggregate, beneficially own approximately 63% of our common stock. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

The price of the common stock offered by the selling stockholders has been arbitrarily determined. You may not rely on this price as an indication of value of the common stock.

The price of the common stock offered for sale by the selling security holders was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. As of February 15, 2008, we had 12,561,813 shares of common stock outstanding and the book value of each share was nominal. Moreover, the price of our common stock may decline after the offering.

We will be subject to the penny stock rules once our common stock becomes eligible for trading. These rules may adversely affect trading in our common stock

We expect that our common stock will be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This prospectus contains “forward-looking statements” that involve risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. Important factors that may cause actual results to differ from projections include:

•	Adverse economic conditions;
•	Inability to raise sufficient additional capital to operate Reprints’ business;
•	Unexpected costs and operating deficits, and lower than expected sales and revenues;
•	Adverse results of any legal proceedings;
•	Inability to enter into acceptable relationships with one or more publishers and the failure of such publishers to produce content of an acceptable quality and offer it at a reasonable price;
•	The volatility of Derycz’s operating results and financial condition;
•	Inability to attract or retain qualified senior management personnel, including sales and marketing personnel; and
•	Other specific risks that may be alluded to in this prospectus.

All statements, other than statements of historical facts, included in this prospectus regarding the Company’s growth strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. The Company undertakes no obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, the Company cannot assure potential investors that these plans, intentions or expectations will be achieved. The Company discloses important factors that could cause the Company’s actual results to differ materially from its expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

Information regarding market and industry statistics contained in this prospectus is included based on information available to the Company that it believes is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and the Company cannot assure potential investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company has no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. Should the selling security holders holding warrants choose, in their sole discretion, to exercise any of their warrants for cash, we would receive the proceeds from the exercise price. We intend to use the proceeds from the exercise of warrants by the selling security holders for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. The factors considered were:

•	Our relatively short operating history;
•	Our cash requirements; and
•	The price that we believe a purchaser is willing to pay for our shares.

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

The selling stockholders will sell our shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board or are listed on an exchange, and thereafter at prevailing market prices or privately negotiated prices.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling security holders who may sell their shares under this prospectus from time to time. No selling security holder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for Bristol Investment Fund Ltd., whose Counsel is also our CFO, Secretary and General Counsel, and from which we lease our office space, and Mssrs. Nimish Patel and Erick E. Richardson, who are partners of the firm Richardson & Patel LLP, our outside legal counsel.

The following table also provides certain information with respect to the selling security holders’ ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling security holders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling security holders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling security holder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. See our discussion entitled “Plan of Distribution” for further information regarding the selling security holders’ method of distribution of these shares.

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered(1)	Number of Shares Owned After Offering(2)	Percentage Owned After Offering(3)
Jason Adelman and Cass Adelman JTWROS***	37,500	37,500	0	*
Antoine Alloggia	1,500	1,500	0	*
Marie Alloggia	1,500	1,500	0	*
Alpha Capital Anstalt(4)	600,000	600,000	0	*
Apex Investment Fund Ltd(5)	150,000	150,000	0	*
B&R Richie's(6)	75,000	75,000	0	*
Joseph Bashoura	1,500	1,500	0	*
Bristol Investment Fund Ltd(7)	4,560,910	750,000	3,810,910	34.3%
D. Paul Cohen Retirement Plan(8)	18,750	18,750	0	*
Cranshire Capital LP(9)	375,000	375,000	0	*
Crescent International Limited(10)	450,000	450,000	0	*
John B. Davies	37,500	37,500	0	*
Steven B. Dunn	7,500	7,500	0	*
EGATNIV, LLC(11)	75,000	75,000	0	*
J. Steven Emerson	300,000	300,000	0	*
John W. Galuchie, Jr. ***	7,500	7,500	0	*
GlennAllen Global Access LP(12)	150,000	150,000	0	*
James W. Heavener	300,000	300,000	0	*
High Tide LLC(13)	75,000	75,000	0	*
Impressive Ventures Group Inc.(14)	75,000	75,000	0	*
JMG Capital Partners(15)	375,000	375,000	0	*
JMG Triton Offshore Fund(16)	375,000	375,000	0	*
Karen Kang	7,500	7,500	0	*
Peter and Donna Kash JTWROS***	75,000	75,000	0	*

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered(1)	Number of Shares Owned After Offering(2)	Percentage Owned After Offering(3)
Joshua Kazam	75,000	75,000	0	*
John M. Macaluso Revocable Trust	300,000	300,000	0	*
Marketbyte LLC Defined Benefit & Trust(17)	75,000	75,000	0	*
Joseph H. Merback & Tema N. Merback Co-Trustees FBO Merback Family Trust — UTD 8/30/89 ***	150,000	150,000	0	*
MM & B Holdings, a California general partnership(18)	450,000	450,000	0	*
The Muhl Family Trust est. October 11, 1995(19)	75,000	75,000	0	*
David Mun-Gavin	75,000	75,000	0	*
Christopher G. Niklas ***	7,500	7,500	0	*
Nite Capital LP(20)	225,000	225,000	0	*
Nimish Patel(21)	37,500	37,500	0	*
Ramsdell Family Trust UAD 7/7/94(22)	15,000	15,000	0	*
Erick E. Richardson(23)	37,500	37,500	0	*
Steven Ritcheson and Renata Ritcheson JTWROS	75,000	75,000	0	*
Nadine Rousseau	1,500	1,500	0	*
Charles B. Runnels & Amy Jo. Runnels TTEES Charles B. Runnels Fmaily Trust DTD 10/14/93	15,000	15,000	0	*
G. Tyler Runnels and Jasmine Niklas Runnels TTEE The Runnels Family Trust DTD 1/11/2000	99,750	99,750	0	*
Richard Frank Siegersma	1,500	1,500	0	*
Sufran Investments Ltd(24)	37,500	37,500	0	*
Jennifer A. Sun ***	1,500	1,500	0	*
Sungate Trust II(25)	300,000	300,000	0	*
Whalehaven Capital Fund Limited(26)	375,000	375,000	0	*
TR Winston & Company, LLC(27)**	200,000	200,000	0	*
TOTAL	10,760,910	6,950,000	3,810,910

*	Indicates less than one percent.
**	Denotes broker-dealer.
***	Denotes associate of broker-dealer.
(1)	Except where otherwise indicated, one third of such shares represent shares issuable upon exercise of warrants at an exercise price of $1.25 per share.
(2)	Assumes that all shares offered hereby will be resold by the selling security holders after this offering.
(3)	Percentage based upon 12,561,813 shares of common stock outstanding as of February 15, 2008.
(4)	The natural person with voting and investment control over the shares held by the selling security holder is Konrad Ackerman.
(5)	The natural person with voting and investment control over the shares held by the selling security holder is Susan E. Fairhurt.
(6)	The natural person with voting and investment control over the shares held by the selling security holder is Bradley Ross.
(7)	Includes 1,810,910 shares held by Bristol Capital, LLC and 250,000 shares underlying warrants exercisable at $1.25 per share which are being offered for sale. Our CFO is an employee with the selling security holder. The natural person with voting and investment control over the shares held by the selling security holder is Paul Kessler.
(8)	The natural person with voting and investment control over the shares held by the selling security holder is D. Paul Cohen.

(9)	The natural person with voting and investment control over the shares held by the selling security holder is Mitchell P. Kopin.
(10)	The natural person with voting and investment control over the shares held by the selling security holder is Maxi Brezzi.
(11)	The natural person with voting and investment control over the shares held by the selling security holder is Seth Farbman.
(12)	The natural person with voting and investment control over the shares held by the selling security holder is Glenn A. Areitman.
(13)	The natural person with voting and investment control over the shares held by the seller security holder is G Tyler Runnels.
(14)	The natural person with voting and investment control over the shares held by the selling security holder is Scott MacCaughern.
(15)	The natural person with voting and investment control over the shares held by the selling security holder is Jonathan Glaser
(16)	The natural person with voting and investment control over the shares held by the selling security holder is Jonathan Glaser.
(17)	The natural person with voting and investment control over the shares held by the selling security holder is Laurence D. Isen.
(18)	The natural person with voting and investment control over the shares held by the selling security holder is Bryan Ezralow
(19)	The natural person with voting and investment control over the shares held by the selling security holder is Phillip Muhl.
(20)	The natural person with voting and investment control over the shares held by the selling security holder is Keith A. Goodman.
(21)	The natural person with voting and investment control over the shares held by the selling security holder is W. Robert Ramsdell Jr.
(22)	Nimish Patel is a partner of Richardson & Patel LLP, our legal counsel.
(23)	The natural person with voting and investment control over the shares held by the selling security holder is P. A. Gordon.
(24)	Erick E. Richardson is a partner of Richardson & Patel LLP, our legal counsel.
(25)	The natural person with voting and investment control over the shares held by the selling security holder is J. Brock McClane.
(26)	The natural person with voting and investment control over the shares held by the selling security holder is Evan Schemnauer.
(27)	The natural person with voting and investment control over the shares held by the selling security holder is G. Tyler Runnels.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling security holders identified in the section above entitled “Selling Security Holders.” Each selling security holder is free to offer and sell his or her common stock at such times, in such manner and at such prices as he or she may determine. As used in this prospectus, “Selling Security Holders” includes the pledges, donees, transferees or others who may later hold the selling security holders’ interests in our common stock. We will pay the costs and fees of registering the common stock, but each selling security holder will pay his or her own brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling security holders, except in the event that a selling security holder exercises any warrants for cash. Although the selling security holders are not required to exercise the warrants, if they do so we will receive the proceeds from a cash exercise. The warrants may also be exercised on a cashless basis from which we would receive no proceeds if, at the time of exercise, the warrant shares have not been subject to an effective registration statement for a 45-consecutive day period. At the time any person proposes to use this prospectus in connection with the sale of common stock, such person must be named as a selling security holder and all disclosures in this prospectus must be in compliance with Item 507 of Regulation S-B of the Securities Act of 1933, as amended. We will make supplements to this prospectus to accomplish such updates.

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. As of the date of this prospectus, the shares of Derycz common stock are not listed on any stock exchange or quoted on any quotation service, including, but not limited to NASDAQ or the Over-the-Counter Bulletin Board. There is no guarantee that the shares of Derycz common stock will ever be listed or quoted on any stock exchange, market or trading facility.

Once our shares are listed on an exchange or quoted on the Over-the-Counter Bulletin Board, the selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In the event broker-dealers purchase shares offered as principal and resell those shares, Derycz will file a prospectus supplement identifying these brokers-dealers as new selling stockholders and indemnifying them as underwriters.

One of the selling security holders listed above, TR Winston & Company, LLC, is a broker-dealer and, therefore, is deemed to be an “underwriter” within the meaning of the Securities Act with respect to the shares it may sell pursuant to this prospectus. In addition, several of the selling security holders are associates of broker-dealers. Those selling security holders that are affiliates of broker-dealers have advised us that they purchased the shares offered under this prospectus in the ordinary course of business and, at the time of purchase of the shares, had no agreement or understanding, directly or indirectly, with any person, to distribute the shares.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

Derycz is not presently a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
Peter Derycz	45	Chief Executive Officer and Chairman of the Board	January 6, 2006
Richard McKilligan	44	Chief Financial Officer, Secretary and General Counsel	January 1, 2007
Matt Sampson	34	President of Pools Press	February 28, 2007
Scott Ahlberg	44	Director, Head of Corporate Services of Reprints Desk	February 6, 2006
Jan Peterson	59	Director, Head of Publisher Relations of Reprints Desk	July 1, 2006
Tracy Forrester	37	Head of Operations of Reprints Desk	February 1, 2006
Marc Nissan	31	Chief Technology Officer of Reprints Desk	April 1, 2006

Business Experience Descriptions

Peter Derycz – President and Chairman

Peter Derycz founded Reprints as its President in 2006. Mr. Derycz was a founder of Infotrieve, Inc. in 1989 and served as its President from February 2003 until September 2003. He served as the Chief Executive Officer of Puerto Luperon, Ltd. (Bahamas) from January 2004 until December 2005. In January 2006, he was appointed to, and currently serves as a member of, the board of directors of Insignia Systems, Inc. Mr. Derycz received a B.A. in Psychology from the University of California at Los Angeles.

Richard McKilligan – Chief Financial Officer

Richard McKilligan earned his law degree from Cornell Law School, his MBA from the University of Chicago and his undergraduate degree in Accountancy from the University of Illinois at Urbana-Champaign. He joined Derycz in January 2007. Mr. McKilligan is also Counsel to Bristol Capital Advisors, LLC, which is the investment manager of Bristol Investment Fund, Ltd., which holds a significant equity stake in the Company. He was an associate with Morgan, Lewis & Bockius, LLP in their New York and London offices from 2000 until January 2006. He is a member of the State Bar of California, the New York State Bar Association and the Florida Bar.

Matt Sampson – President, Pools Press

Matthew Sampson earned his MBA from the University of Chicago and his undergraduate degree in Finance from the University of Illinois at Urbana-Champaign. Previously, he was a consultant at Quantitative Risk Management in their Chicago offices from 1998 to 2001. He joined Pools Press in 2001. He is a CFA® charterholder.

Scott Ahlberg – Head of Corporate Services of Reprints Desk

Scott Ahlberg has degrees from Stanford University (BA, 1984) and the University of London (MA, 1990). Mr. Ahlberg was Vice President of Infotrieve, Inc. from 1991 until 2001 and Executive Vice President from 2001 until May 2005. From May 2005 until February 2006, Mr. Ahlberg provided consulting services to ventures in professional networking and medical podcasting. He joined Reprints Desk in 2006.

Jan Peterson – Head of Publisher Relations of Reprints Desk

Jan Peterson was Vice President for Content Development at Infotrieve, Inc. from 2000 to 2006 and Vice President for Publisher Relations and Content Development at RoweCom, formerly Faxon/Dawson, from 1997 to 2000. Ms. Peterson was at Academic Press (now Elsevier) for 14 years, where her last position was Fulfillment Director. Ms. Peterson is Past Chair of the Board of Directors for the National Information Standards Organization (NISO), and she is the past chair of the International Committee for EDI in Serials (ICEDIS). She has a degree in History from Whittier College and an M.A. in Asian Studies from California State College, San Diego. She joined Reprints in 2006.

Tracy Forrester – Head of Operations of Reprints Desk

Tracy Forrester joined Reprints in January 2006. Ms. Forrester was the Manager of Reprints and ePrints for Infotrieve, Inc. from September 2003 until January 2006. She was a Senior Library Technician, specializing in Law and Information Management at the State Library of New South Wales (Australia) from 1992 until
September 2003.

Marc Nissan – Chief Technology Officer of Reprints Desk

Marc Nissan joined Reprints in April 2006. Mr. Nissan was self-employed as a consultant from November 2003 until April 2006 and was employed by Infotrieve, Inc. as an Application Architect and Technical Lead from August 2001 until November 2003.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

The Company intends to eventually establish an Audit Committee and a Compensation Committee of the Board of Directors following the closing of the Offering, each of which will be comprised of independent directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of the officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 15, 2008, with respect to the holdings of (1) each person who is the beneficial owner of more than five percent of our common stock, (2) each of our directors, (3) the CEO and each Named Executive Officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of February 15, 2008. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentage ownership in the following table is based on 12,561,813 shares of common stock outstanding as of February 15, 2008 plus, for each individual, any securities that individual has the right to acquire within 60 days of February 15, 2008.

Unless otherwise indicated below, the address of each of the principal shareholders is c/o Derycz Scientific, Inc., 10990 Wilshire Blvd., Suite 1410, Los Angeles, California 90024.

Name and Address	Shares Beneficially Owned	Percentage of Class
Bristol Investment Fund, Ltd.(1)(2)	2,250,000	17.6%
Bristol Capital, LLC(1)(3)	1,810,910	14.4%
Peter Derycz	4,000,000	31.9%
Richard McKilligan	72,728	*
Scott Ahlberg	11,810	*
Jan Peterson	0	*
Tracy Forrester	0	*
Marc Nissan	0	*
All Directors and Executive Officers as a group (6 persons)	4,084,538	32.5%

*	Less than 1%
(1)	Paul Kessler exercises investment and voting control over the shares held by Bristol Investment Fund, Ltd. and Bristol Capital, LLC.
(2)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.25 per share.
(3)	Diana Derycz-Kessler is a member of Bristol Capital, LLC, the spouse of Paul Kessler and the sibling of Peter Derycz.

Change of Control

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

General

We are presently authorized under our Articles of Incorporation to issue 100,000,000 shares of common stock, $0.001 value per share, and 20,000,000 shares of preferred stock, $0.001 value per share.

Common Stock

The securities being offered by the selling security holders are shares of our common stock. As of February 15, 2008, there were issued and outstanding 12,561,813 shares of common stock that were held of record by 53 stockholders.

The holders of shares of our common stock are entitled to dividends as and when declared by our Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of Directors. The shares of common stock are fully paid and nonassessable.

Preferred Stock

The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of the Board of Directors more difficult. No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

Warrants

As of February 15, 2008, there were outstanding warrants to purchase 2,450,000 shares of our common stock at an exercise price of $1.25 per share, which were issued in conjunction with the private unit offering we undertook in December 2006. If there is no effective registration statement registering the underlying shares for a 45-consecutive day period, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise. These warrants expire on December 22, 2009.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. The law firm of Richardson & Patel LLP or its various principals, counsel to us, owns 50,000 shares of our common stock and warrants to purchase 25,000 shares of our common stock at $1.25 per share.

The consolidated financial statements of Derycz Scientific, Inc. as of June 30, 2007, for the year ended June 30, 2007, and for the period from January 6, 2006 (inception) through June 30, 2006, included in this prospectus have been included in reliance on the report of Weinberg & Company, P.A., independent registered accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Derycz Scientific, Inc. was incorporated in the State of Nevada on November 2, 2006. On November 2, 2006 the Company entered into a Share Exchange Agreement with Reprints Desk, Inc., a Delaware corporation formed on January 6, 2006. Peter Derycz formed Derycz in order to facilitate a holding company structure and to acquire Reprints, which Mr. Derycz had founded in January 2006 and of which he was a significant stockholder. At the closing of the transaction contemplated by the Share Exchange Agreement on November 16, 2006, the Company acquired all of the 550,000 outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders of Reprints. As the intention behind forming Derycz was the creation of a holding company structure and Derycz had no appreciable assets prior to the acquisition of Reprints, the exchange ratio was determined arbitrarily and was not based on any determination of the value of shares of Derycz common stock as compared to Reprints shares acquired. As each former Reprints shareholder acquired a percentage interest in Derycz equal to the percentage interest such shareholder held in Reprints immediately prior to the transaction, there was no dilution of the interest of any former Reprints shareholder. Following completion of the exchange transaction, Reprints became a wholly-owned subsidiary of the Company.

On February 28, 2007, the Company entered into an agreement with Val Sampson, the former owner of Pools Press, Inc. of Northbrook, Illinois, a privately held company, and Matt Sampson, pursuant to which the Company acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080. Pools is a commercial printer, specializing in reprints of copyrighted articles. We determined the purchase price of $616,080 by arms-length negotiation with Val Sampson, and we paid the purchase price in the form of a cash payment of $466,080 and the issuance of a note payable of $150,000.

DESCRIPTION OF BUSINESS

Company Overview

Derycz is a privately held holding company with one wholly owned subsidiary, Reprints, and one majority owned subsidiary, Pools Press. Derycz, through Reprints and Pools, provides its customers with copies of published content, such as articles from published journals, in either electronic or hard copy form. Our customers use this content for marketing or research purposes. Generally, marketing departments order large quantities of printed copies that they distribute to their customers. Researchers generally order single copies of the content. Our service alleviates the need for our customers to contact any publisher or obtain permissions themselves. In addition, we ensure that we have obtained the necessary permissions from the owners of the content’s copyrights so that the reproduction complies with copyright laws. We also offer a reprints service to publishers, whereby we are responsible for all aspects of reprint production, from taking orders to final shipment. This service eliminates the need for the publishers to establish a dedicated reprints sales force or arrange for delivery of reprinted materials. Pools Press also offers other commercial printing products, such as the production of business cards, and newsletters.

Published content is typically re-used by corporate organizations for the following purposes:

•	Product and Company Websites & Intranets
•	Sales & Marketing Collateral
•	Distribution at Trade Shows and Conferences
•	Media Press Kits
•	Investor Relations
•	Prospect Development and Education
•	Continuing Education
•	Information Dissemination to Industry Key Opinion Leaders
•	R&D Support
•	Regulatory filings

The types of published content that are typically re-used fall into the following types:

•	High impact articles to specific industries
•	Articles on best uses of products
•	Positive mentions of a product or company
•	Negative mentions of a competitor’s product
•	Hot Information: new information that industry wants to distribute immediately upon publication
•	Classic articles that discuss a product or class of products.
•	Articles that accurately describe a method, technique or experiment.

Publishers typically produce their content in order to generate subscription and advertising sales. The sale of published content generates additional revenues at no additional cost to the publisher. As an example, if an article contains a favorable mention of a chemical compound, the manufacturer of that compound may want to send its customers and potential customers copies of the article. These copies are called “reprints.” Reprints have traditionally been used primarily in the pharmaceutical, biotechnology and medical device industries both for research purposes and for marketing purposes. We expect that the use of reprints will gain in popularity in other industries due to society’s increasing sophistication and desire for information. Published articles are useful marketing and information dissemination tools because they provide a third party, unbiased endorsement of a company, product or service. Articles can effectively describe the science behind a product or its effectiveness better than traditional advertising. Published content is also used effectively for internal corporate training and education, as well as for research and regulatory needs.

The Industry

The size of the reprint market is difficult to estimate because it is a small part of the larger publishing industry and it is difficult to obtain financial information relating specifically to the market for reprints. As a new business, we believe we have a small fraction of that market. However, we have experienced significant revenue growth in the past year and believe that we are able to compete with larger providers based on our customer service. In addition, we have internal printing capability. As a result, we are often able to substantially reduce the time it takes to deliver the reprints to our customers.

Growth Strategy

Organic Growth.  The Company attempts to reach customers through the use of targeted selling and marketing campaigns consisting of sales calls on potential customers, supported by aggressive pricing and excellent service.

Publisher Agreements.  We regularly contact publishers directly and attempt to negotiate agreements with them under which the publisher would give us access to part or all of their content and would agree to a price list. Once we have access and a price list, when we receive an order for a particular article we can access the article electronically, print the required number of copies and provide it to the customer within a few days. These agreements eliminate the need to contact the publisher and obtain the rights for each individual order. Because this step is eliminated, we attempt to negotiate for discounts on the publisher’s existing price list. Ideally, we would like to become the exclusive producer of reprints for a publisher, allowing the publisher to eliminate the need for a reprints staff internally.

Acquisitions.  The Company may attempt to acquire companies in the industry that bring revenue, profitability, growth potential and additional products and/or services to the Company. The Company has targeted several potential acquisition opportunities. We intend to implement acquisitions primarily through stock transactions, supplemented only when necessary with a cash component. While we have entered into preliminary discussions with two potential targets, we have not entered into any letter of intent or other agreement relating to either target nor have we determined the financial terms of any potential acquisition. We are continuing to evaluate whether or not to pursue either opportunity further.

International Expansion.  The Company will initially operate in the U.S. market, but plans to expand internationally through the Internet, and through partnerships or acquisition opportunities.

Our Products and Services

Reprints, ePrints and Article Distribution Systems.  The Company has developed services that provide reprints, ePrints and single copies of articles to its customers. We accept reprint orders by email or phone, and we have developed an internet-based ordering system that allows customers to initiate, at any time, orders by specifying the citation or other identifying information related to the particular article they need. In some cases, we are able to fulfill the order without the need for action on the part of our employees. In addition, we have internal printing capability. Because of this, if we are able to obtain the right from the publisher to print the reprint ourselves, rather than purchasing the printed reprints through the publisher, we are generally able to substantially reduce the time it takes to deliver the reprints to our customers. However, we are currently only able to obtain such print rights on a small portion of our orders.

Publisher Outsourced Reprint Management.  Derycz Scientific helps publishers grow and manage their reprints business by providing a reprints service whereby we are responsible for all aspects of reprint production, from taking orders to final shipment. This service eliminates the need for the publishers to establish a dedicated reprints sales force or arrange for delivery of reprinted materials. While we do not charge the publishers for this service, we generate revenue by selling participating publishers’ reprints to customers.

Print on Demand.  The Company has begun to provide a print on demand service to some customers. By using this service, a customer can print one or more hard copies or send an electronic copy of a frequently used article without having to place a separate order for each use of the article with the publisher. Uses could include article reprints, course-packs, custom books, and other content re-use printing that requires strict adherence to copyright law in the printing process.

Logistics.  The Company is developing a service which will allow a customer to print a large quantity of reprints at one time and store them with us. We will then send them to the customer as they need them. We also have technology which allows us to monitor the number of times an electronic copy of an article has been viewed or printed. This technology allows a customer to order a large quantity of electronic copies and use them as needed while providing assurance to the publisher that the customer will not exceed the number of views that were sold.

Target Markets and Customers

Derycz targets companies that have significant marketing, communications, investor relations, and educational budgets. We currently place emphasis on the life sciences industry with a focus in the pharmaceutical, biotechnology and medical device industries.

Two or our customers generated approximately, 26% of our revenues for the year ended June 30, 2007. Historically, these two customers have placed several orders with us in excess of $100,000. The gross margin on these orders is less than the gross margin on smaller orders. As a result, while the loss of either or both of these customers would cause a significant reduction in our revenues, the loss might affect our profitability less than these customers’ percentages of our revenues would indicate.

Business Model

We aggregate published materials and charge a fee for copies of them. When possible, we obtain exclusive licenses and discounts from content producers, such as publishers. We have a fixed pricing structure for single copy orders and variable pricing for orders of multiple copies. For single copies of an article we charge a fee above the cost of the article as well as a shipping fee if the article is sent in hard copy form. For multiple copies of an article, we generally obtain a price from the publisher and then add a service fee, which is dependent on the customer, the size of the order, the complexity of the order and other considerations. When possible we obtain the right to print the reprints and we print and ship the reprints. However, many publishers have exclusive agreements with particular printers. By purchasing the reprints or the rights to print from the publisher we are able to ensure our customers that they have proper rights under copyright laws to use the content, provided that they use the content only as specified in the order they placed with us.

Sales and Marketing

Derycz identifies target customers and communicates with them directly, offering our various services through traditional cold-calling efforts. We also attempt to increase our awareness to the market through attendance at publishing industry fairs and conferences.

Competition

We compete with a number of companies, including those falling within the following five categories:

Publisher Service companies — Primarily printing shops that offer to manage a publisher’s reprints business in addition to providing their main subscription printing needs (Sheridan Reprints, Reprint Services, Cadmus, Reprint Management Services, Foster Reprints, Red Rover Reprints).

Media Buyers — These companies aggregate advertising “buy” and obtain a publisher discount, sometimes including reprints as part of their “buy” (Compas).

Rights Management companies — Offer a turnkey rights management service online for publishers (iCopyright, Copyright Clearance Center).

Publisher In-House capabilities — Some large publishers have developed in-house capabilities to service the content re-use market, however, many of them neglect other content repurposing opportunities and may not be able to aggregate content from other publishers.

Content Aggregators — (Scoop Reprint Source, Infotrieve).

MANAGEMENT’S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the six months ended December 31, 2007 and 2006 and the years ended June 30, 2007 and 2006 should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

This Management’s Discussion and Analysis and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof and, except as required by law, we assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth herein under “Risk Factors” on page 5 of this prospectus and elsewhere in this prospectus. The following should be read in conjunction with our consolidated financial statements beginning on page F-1 of this prospectus.

Overview

Derycz Scientific, Inc. (the “Company” or “Derycz”) was incorporated in the State of Nevada on November 2, 2006. In November 2006 the Company entered into a Share Exchange Agreement with Reprints Desk, Inc. (“Reprints”). At the closing of the transaction contemplated by the Share Exchange Agreement, the Company acquired all of the outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders. Following completion of the exchange transaction, Reprints became a wholly-owned subsidiary of the Company.

On February 28, 2007, the Company entered into an agreement with Pools Press, Inc. (“Pools”) of Northbrook, Illinois, a privately held company, pursuant to which the Company acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080. Pools is a commercial printer, specializing in reprints of copyrighted articles. The results of Pools Press’ operations have been included in the consolidated financial statements since March 1, 2007.

Derycz, through Reprints and Pools, provides copies of published content, such as articles from published journals, in either electronic or hard copy form. Our customers use this content for marketing or research purposes. Generally, marketing departments order large quantities of printed copies that they distribute to their customers. Researchers generally order single copies of the content. Our service alleviates the need for our customers to contact any publisher or obtain permissions themselves. In addition, we ensure that we have obtained the necessary permissions from the owners of the content’s copyrights so that the reproduction complies with copyright laws. We also offer reprints service to publishers, whereby we are responsible for all aspects of reprint production, from taking orders to final shipment. This service eliminates the need for the publishers to establish a dedicated reprints sales force or arrange for delivery of reprinted materials. Pools Press also offers other commercial printing products, such as the production of business cards, and newsletters.

Results of Operations

Six-Month Period Ended December 31, 2007 Compared to Six Month Period Ended December 31, 2006:

Sales and Cost of Goods Sold

Our revenues increased significantly over the past year and we expect that trend to continue as we add new customers and as the volume from existing customers increases. We achieved revenue of $5,156,576 for the six months ended December 31, 2007, compared to revenue of $694,074 for the six months ended December 31, 2006, an increase of over 600%.

The revenue of our main operating company, Reprints increased from $694,074 for the six months ended December 31, 2006 to $4,128,647 for the six months ended December 31, 2007, an increase of 495%. Pools Press contributed the remainder of the revenue. Approximately $900,000 of the increase was attributable to existing customers and the remainder was attributable to sales to new customers. While we do not expect our revenues from our current operations to increase six fold over the coming year, we do expect to continue with significant revenue growth.

Our cost of goods sold likewise increased from $561,577 for the six months ended December 31, 2006 to $4,215,827 for the six months ended December 31, 2007, which represents a six fold increase. This increase is roughly equivalent to the increase in our revenues. At Reprints, we only purchase articles when they have been requested by our clients. We generally charge a margin over the actual cost to us. We attempt to negotiate discounts with our publishers and have a few such agreements in place. We also have prepaid some publishers for articles in exchange for discounts. At December 31, 2007, we had prepaid $223,692 for royalties that were not yet used. The publishers set the price for each order and do not generally grant significant discounts. We expect that our cost of goods sold will keep pace with our revenue growth, unless additional publisher discounts can be achieved.

Operating Expenses

General and Administrative

Our general and administrative expenses increased 224% from $284,546 for the six months ended December 31, 2006 to $920,596 for the six months ended December 31, 2007. Pools’ share of these expenses was approximately $114,000 for the 2007 period. These expenses include Reprints’ salary costs, which were $510,890 in the 2007 period and $208,199 in the 2006 period, an increase of $302,691 or 145%. These costs have increased at a slower rate than our cost of good sold. While we have added additional employees as needed, we have attempted to contain the expansion of our workforce. However, because of the rapid expansion of our sales volume and in order to continue to develop our computer system, we expect to add a small number of new employees in the near future.

Marketing and Advertising

Our marketing and advertising expenses increased from $40 for the six months ended December 31, 2006 to $17,508 for the six months ended December 31, 2007. These costs are not a significant expense for us and are limited to the cost of our participation in publishing industry trade shows and limited advertising in trade publications and sponsorship of publishing industry programs.

Depreciation and Amortization

Our depreciation expense increased over one hundred fold from $994 for the six months ended December 31, 2006 to $104,777 for the six months ended December 31, 2007. Pools’ share of these expenses was $29,380 in the 2007 period and included $25,000 related to the amortization of Pools’ customer list. Reprints’ depreciation expense of $75,397 for the 2007 period was primarily attributable to amortization of a customer list that we purchased on February 28, 2007 as well as amortization on intellectual property licenses.

Other Expenses

Other expenses were $0 for the six months ended December 31, 2006 and were $100,732 for the six months ended December 31, 2007. These expenses consisted primarily of legal and audit expenses. We expect costs to continue to increase as our regulatory costs increase when our common stock becomes publicly traded.

Interest Expense

Interest expense was $7,704 for the six months ended December 31, 2006 and $11,685 for the six months ended December 31, 2007. The 2006 interest expense was attributable to an accounting adjustment related to a government bond account and was reversed in January 2007. The 2007 interest expense is primarily attributable to the interest paid on the note payable to the former owner of Pools Press, which we issued at the time of the purchase of our majority interest on February 28, 2007.

Interest Income

Interest income was zero for the six months ended December 31, 2006 and $67,742 for the six months ended December 31, 2007. This interest income is primarily attributable to the interest earned on investments in government bonds.

Net Loss

We recorded a net loss of $152,902 for the six months ended December 31, 2007 compared to a net loss of $160,787 in the 2006 period. Over half of the 2007 net loss was attributable to the grants of stock options to several employees and a consultant which represented a non-cash expense of $86,113. We hope to be modestly profitable in the near future, but as we are still a new business, we do not expect profits to be significant for the next year.

Year Ended June 30, 2007 Compared to the Period from January 6, 2006 (Inception) to June 30, 2006:

Sales and Cost of Goods Sold

We achieved revenues of $3,850,746 for the year ended June 30, 2007, compared to revenue of $478,600 for the period from January 6, 2006 (inception) to June 30, 2006, an increase of approximately 700%.

The revenue of our main operating company, Reprints, increased from $478,600 for the period from January 6, 2006 (inception) to June 30, 2006 to $3,307,481 for the year ended June 30, 2007, an increase of 591%. Pools Press contributed the remainder of the revenue. Approximately $1,950,000 of the increase, or 69%, was attributable to new customers.

Our cost of goods sold increased from $449,858 for the period from January 6, 2006 (inception) to June 30, 2006 to $3,253,120 for the year ended June 30, 2007, which represents an increase of 623% and was roughly in line with the increase in our revenues.

While we do not expect our sales to increase seven times during fiscal 2008, we do anticipate that our sales will increase significantly. Likewise, our cost of goods sold will increase significantly since most of this cost is determined by the publishers on each individual order and they do not generally grant significant discounts.

Operating Expenses

General and Administrative

Our general and administrative expenses increased 682% from $125,462 for the period from January 6, 2006 (inception) to June 30, 2006 to $981,118 for the year ended June 30, 2007. Pools’ share of these expenses was $83,376 for the 2007 fiscal year. These expenses include Reprints’ salary costs, which were $642,927 in the 2007 fiscal year and $83,071 in the 2006 period. The 2006 period included our expenses in the very early stages of our existence and included only six months of expenses. These expenses will continue to rise during fiscal 2008 as we continue to add employees to develop our computer system and to handle the rapidly increasing sales volume.

Marketing and Advertising

Our marketing and advertising expenses increased from $20,499 for the period from January 6, 2006 (inception) to June 30, 2006 to $23,658 for the year ended June 30, 2007, an increase of $3,159 or 15%. Marketing expenses are not a significant expense for us and are limited to the cost of our participation in publishing industry trade shows and limited advertising in trade publications and sponsorship of publishing industry programs.

Depreciation and Amortization

Our depreciation expense increased from zero for the period from January 6, 2006 (inception) to June 30, 2006 to $58,986 for the year ended June 30, 2007. Pools’ share of these expenses was $28,647 in the 2007 period and included $16,667 related to the amortization of Pools’ customer list.

Other Expenses

Other expenses were zero for the period from January 6, 2006 (inception) to June 30, 2006 and were $36,481 for the year ended June 30, 2007. These expenses consisted primarily of legal and audit expenses. We expect these costs to continue to increase as our regulatory costs increase when our common stock becomes publicly traded.

Interest Expense

Interest expense was zero for the period from January 6, 2006 (inception) to June 30, 2006 and $6,347 for the year ended June 30, 2007. This interest expense is primarily attributable to the interest paid on the note payable to the former owner of Pools Press, which we issued at the time of the purchase of our majority interest on February 28, 2007.

Interest Income

Interest income was zero for the period from January 6, 2006 (inception) to June 30, 2006 and $88,491 for the year ended June 30, 2007. This interest income is primarily attributable to the interest earned on investments in government notes.

Net Loss

We had a net loss of $415,491 for the year ended June 30, 2007 compared to a net loss of $117,219 in the period from January 6, 2006 (inception) to June 30, 2006. We are a company in its early stages of development and losses are expected in this period. However, we anticipate that our rapid revenue growth will help reduce our losses, despite the need to invest in our operations to assist in our growth. As we are still in development stage, we do not expect our profits to be significant for the next year. However, we hope to achieve a modest profit during the fiscal year ending June 30, 2008.

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through private sales of equity securities. Reprints Desk’s initial investors were Bristol Capital, LLC, which is owned by Paul Kessler and Diana Derycz-Kessler, Bristol Investment Fund, Ltd., over which Paul Kessler has investment and voting control, and three employees of Bristol Capital, LLC, including the current Chief Financial Officer of Derycz, Richard McKilligan. These initial investors purchased 275,000 shares of Reprints Desk for a total of $275,000. Their 275,000 shares were converted into a total of 4,000,003 common shares of Derycz Scientific in November 2006. Peter Derycz, as the founder of Reprints Desk, paid $275 for his 275,000 shares of Reprints Desk, which were exchanged for 4,000,000 common shares of Derycz Scientific. On December 22, 2006, we sold units consisting of 4,500,000 shares of common stock and warrants to purchase 2,250,000 shares of common stock at an exercise price of $1.25 per share to 45 accredited investors in a private transaction. We received $4,500,000 in proceeds from this transaction. As of December 31, 2007, we had cash and cash equivalents of $2,157,152.

Net cash used by operating activities was $353,257 for the six months ended December 31, 2007 compared to cash used by operating activities of $345,681 for the six months ended December 31, 2006. During the 2007 period, our accounts receivable increased by $763,447 and our accounts payable increased by $178,125, compared to decreases of $44,660 and $227,454, respectively, in the 2006 period. Additionally, depreciation and amortization increased by $125,285, and stock options with a value of $86,113 vested during the six months ended December 31, 2007 and no stock options vested in the 2006 period. Net cash used by operating activities was $649,809 for the year ended June 30, 2007 compared to $118,201 for the period from January 6, 2006 (inception) to June 30, 2006. The $531,608 increase in cash used by operating activities was due primarily to an increase in net loss of $298,272, an increase in accounts receivable of $605,981 and the purchase of prepaid royalties of $312,525, partially offset by $649,621 in cash provided by an increase in accounts payable.

Net cash used by investing activities was $441,362 for the six months ended December 31, 2007 compared to $176 for the six months ended December 31, 2006. This amount was primarily due to purchases of computer software and intellectual property licenses by Reprints of $91,500 and $330,000, respectively. Net cash used by investing activities was $749,215 for the year ended June 30, 2007 compared to net cash used by investing activities of $7,837 for the period from January 6, 2006 (inception) to June 30, 2006. The $741,378 difference in cash flows from investing activities was due to the purchase of a majority interest in Pools Press and investments totaling $380,000 in intellectual property licenses and customer lists.

Net cash used by financing activities was $20,226 for the six months ended December 31, 2007 compared to net cash provided by financing activities of $4,304,316 for the corresponding period in 2006. The decrease in cash provided by financing activities was almost entirely due to our equity financing on December 22, 2006, which provided cash of $4,221,784 in the 2006 period. Net cash provided by financing activities was $4,304,559 for the year ended June 30, 2007 compared to $192,500 for the period from January 6, 2006 (inception) to June 30, 2006. The increase in cash provided by financing activities was due primarily to the sale of our common stock in December 2006.

We believe that our current cash resources will be sufficient to sustain our current operations for at least two years. While we used a total of $814,845 during the six months ended December 31, 2007, we do not expect to use that amount of cash every six months. We expect our accounts receivable to continue to increase as our sales increase, however, we do not anticipate that we will have the same level of expenditures on computer software or intellectual property licenses. However, we may need to obtain additional cash resources during the next year if we are able to acquire complementary businesses. The need for cash to finance acquisitions will depend on the businesses acquired and we cannot predict those needs with any certainty. In the event such funds are needed, we may engage in additional sales of debt or equity securities. The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders. The issuance of additional debt would result in increased expenses and could subject us to covenants that may have the effect of restricting our operations. We have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results may differ under different estimates and assumptions.

The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition

The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

The Company recognizes revenues from printing services when services have been rendered and accepted by the customer while revenues from the re-use of published articles and rights management services are recognized upon shipment or electronic delivery to the customer.

Included in revenues are fees charged to customers for shipping, handling and delivery services.

Impairment of Long-lived Assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a `primary-asset` approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock Based Compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. As of June 30, 2007, the Company had no employee options outstanding.

Adoption of New Accounting Policy

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”)—an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31 and June 30, 2007, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31 and June 30, 2007, the Company has no accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2006 through 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“FAS 159”).

FAS 159, which became effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (“FAS 141(R)”), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. FAS 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented. We do not have a noncontrolling interest in one or more subsidiaries.

We do not believe that the adoption of the above recent pronouncements will have a material effect on our consolidated results of operations, financial position, or cash flows.

DESCRIPTION OF PROPERTY

We currently sublease on a month-to-month basis approximately 1,000 square feet of office space at 10990 Wilshire Blvd., Suite 1410, Los Angeles, California from Bristol Capital Advisors, LLC for $2,740.40 per month. Our Chief Financial Officer is also Counsel to Bristol Capital Advisers, LLC, which is the investment manager of Bristol Investment Fund, Ltd., which holds a significant equity stake in the Company (see section entitled “Certain Relationships and Related Transactions”).

Our majority owned subsidiary, Pools Press, leases 13,000 square feet of office space at 3455-3501 Commercial Avenue, Northbrook, Illinois for $7,446 per month from an unrelated third party. The lease expires on May 31, 2011. Commencing June 1, 2009, the rent will increase to $7,750 per month, and commencing June 1, 2010, the rent will increase to $8,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since the beginning of our last fiscal year between us and our subsidiaries and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

Richard McKilligan, our Chief Financial Officer, is also Counsel to Bristol Capital Advisors, LLC, which is the investment manager of Bristol Investment Fund, Ltd., which holds 2,250,000 shares, or 17.6%, of the Company’s common stock.

The Company subleases its office space from Bristol Capital Advisors, LLC pursuant to a lease agreement. The office space is approximately 1,000 square feet and the cost is $2,740.40 per month, which rate is equivalent on a per square foot basis to the amount Bristol Capital Advisors, LLC pays under its lease agreement and is comparable to the terms of a lease between unaffiliated parties. The sublease agreement is a month-to-month tenancy which may be terminated at any time. Bristol Capital Advisors, LLC is the investment manager of Bristol Investment Fund, Ltd., which holds a significant equity stake in the Company.

A familial relationship exists between management and certain equity holders of the Company. Paul Kessler and Diana Derycz-Kessler are married and are the owners of Bristol Capital, LLC, which holds 1,810,910 shares, or 14.4%, of the Company’s common stock. Paul Kessler has investment and voting control over the shares held by Bristol Investment Fund, Ltd., which holds 2,250,000 shares, or 17.6%, of the Company’s common stock. Diana Derycz-Kessler and Peter Derycz, the Company’s Chief Executive Officer, are siblings. Diana Derycz-Kessler is a registered representative of T.R. Winston & Company, LLC, which was the Placement Agent for the Company’s December 2006 offering of common shares. Our agreement with the Placement Agent was on terms that would be comparable to the terms in similar agreements between unaffiliated parties. Although no agreement exists between the Company and Ms. Derycz-Kessler, she may receive compensation in connection with that offering through T.R. Winston & Company, LLC.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

At this time there is no public trading market for our common stock. As of February 15, 2008, we have a total of 12,561,813 shares of our common stock outstanding.

We have outstanding warrants that were issued in conjunction with a private offering of our common stock. These warrants, if exercised, would permit shareholders to purchase an additional 2,450,000 shares of our common stock. These warrants may be exercised until December 22, 2009, at which time they will expire if not exercised. The price for each share of common stock purchased in accordance with the warrants is $1.25. In addition, we have an agreement to issue up to 90,000 shares in connection with the purchase of a customer list from Pinpoint Documents, LLC based on the amount of revenue generated from that list over the first year, which would be in addition to the 50,000 shares already issued to Pinpoint in that transaction. If revenues from the list do not reach a minimum amount during the first year, none of the 90,000 additional shares will be issued.

We also have outstanding options that were issued to employees and one consultant. These options, if exercised, would permit employees and consultants to purchase an additional 530,000 shares of our common stock. The price for each share of common stock purchased in accordance with such options is $1.50. We have 407,500 shares that are currently vested and exercisable.

Assuming all of the warrants and options are exercised, and the full 90,000 shares will be issued, we will have outstanding 15,631,813 shares of common stock. We issued all of our shares of outstanding common stock in private transactions in reliance upon exemptions from registration under the Securities Act. Those shares may be sold only if we file a registration statement or if there is an applicable exemption from registration. As of February 15, 2008, up to approximately 8,450,138 of our issued and outstanding shares could be sold pursuant to Rule 144 of the Securities Act of 1933 subject to the limitations of paragraphs (c), (e), (f) and (h), and up to approximately 4,049,865 of our issued and outstanding shares could be sold pursuant to Rule 144 without limitation. If all security holders that are eligible to sell under Rule 144 decide to sell their shares once Rule 144 becomes available to them that would put selling pressure on Derycz’s common stock resulting in a lower price for such stock. Other than the common stock being registered for the selling security holders in this offering, we have no agreement with any security holder to register our securities.

Holders

We currently have 53 record holders of our common stock.

Dividends

We have not paid any cash dividends and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

Equity Compensation Plan Information

In December 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our Board of Directors and security holders holding a majority of the shares of our common stock outstanding. The purpose of the Plan is to grant stock and stock options to purchase our common stock to our employees and key consultants. The total amount of shares subject to the Plan is 1,500,000 shares. As of February 15, 2008, we had granted 530,000 options under the Plan.

EXECUTIVE COMPENSATION

Executive Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal year ended June 30, 2007. The following table summarizes all compensation for fiscal year 2007 received by our Chief Executive Officer, and the Company’s two most highly compensated executive officers who earned more than $100,000 in fiscal year 2007.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Derycz	2007	110,000	—	—	—	—	—	—	110,000
Scott Ahlberg	2007	60,000	49,830	—	—	—	—	—	109,830
Janice Peterson	2007	60,000	15,000	—	—	—	—	—	75,000

Employment Agreements

Peter Derycz

Mr. Derycz's employment contract as Chief Executive Officer and as a director of the Company has a three year term beginning July 1, 2007. The contract provides an annual salary of $120,000 until such time as the Company achieves revenues exceeding $3 million in a calendar quarter on a consolidated basis at which time his salary will increase to $240,000. No part of Mr. Derycz's salary is allocated to his duties as a director of the Company. The contract contains no other incentive bonus structure.

Richard McKilligan

Mr. McKilligan's employment contract as Chief Financial Officer, Secretary and General Counsel has a three year term beginning July 1, 2007. The contract provides an annual salary of $65,000 until January 1, 2008 when his annual salary will increase to $97,500. Mr. McKilligan's contract allows him to continue to perform his duties as Counsel to Bristol Capital Advisors, LLC, which is the investment advisor to Bristol Investment Fund, Ltd., which is a shareholder of the Company. The contract contains no incentive bonus structure.

Scott Ahlberg

Mr. Ahlberg's employment contract as Head of Corporate Services of Reprints Desk and as a director of the Company has a three year term beginning July 1, 2007. The contract provides an annual base salary of $60,000 and an annual guaranteed bonus of $40,000. The contract sets out bonuses of between $20,000 and $220,000 available to Mr. Ahlberg if the Company achieves certain levels of revenues from its document delivery product from $1,000,000 to in excess of $20,000,000. No part of Mr. Ahlberg's salary is allocated to his duties as a director of the Company. The contract contains no other incentive bonus structure.

Janice Peterson

Ms. Peterson's employment contract as Head of Publisher Relations of Reprints Desk and as a director of the Company has a three year term beginning July 1, 2007. The contract provides an annual base salary of $60,000 and an annual guaranteed bonus of $30,000. The contract sets out additional commissions available to Ms. Peterson, which vary from 1% to 5% of the discounts or sales that result from agreements that she negotiates between publishers and either Pools Press or Reprints Desk. No part of Ms. Peterson's salary is allocated to her duties as a director of the Company. The contract contains no other incentive bonus structure.

Matt Sampson

Mr. Sampson's contract as President of Pools Press has a three year term beginning February 28, 2007. The contract provides an annual base salary of $102,000. The contract provides that if the Company purchases the remaining 25% of the shares of Pools Press, which Mr. Sampson owns, and he continues his employment that his annual base salary will increase to $135,000 and he will also receive a bonus equal to 5% of the net income of Pools Press before taxes.

Equity Awards

There were no unexercised options, stock that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of June 30, 2007.

Director Compensation

We intend to compensate non-management directors through stock option and/or restricted stock granted under our 2007 Equity Compensation Plan. At this time, no directors receive compensation for their services as directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from July 1, 2007 through the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DERYCZ SCIENTIFIC, INC.
CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2007 (unaudited) and June 30, 2007	F-3
Consolidated Statements of Operations for the year ended June 30, 2007 and for the period from January 6, 2006 (Inception) to June 30, 2006 and for the six months ended December 31, 2007 and 2006 (Unaudited)	F-4
Consolidated Statements of Stockholders’ Equity for the period from January 6, 2006 (Inception) to June 30, 2007 and for the six months ended December 31, 2007 (Unaudited)	F-5
Statements of Cash Flows for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006 and for the six months ended December 31, 2007 and 2006 (Unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Derycz Scientific, Inc.

We have audited the accompanying consolidated balance sheet of Derycz Scientific, Inc. and subsidiaries as of June 30, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Derycz Scientific, Inc. and subsidiaries as of June 30, 2007 and the consolidated results of their operations and their cash flows for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11, the consolidated balance sheet at June 30, 2007 has been restated to correct the value of the minority interest as reflected in the previously issued financial statement.

Weinberg & Company, P.A.
Los Angeles, California

December 21, 2007, except for Note 11 as to which the date is
February 14, 2008

DERYCZ SCIENTIFIC, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	June 30, 2007
	(Unaudited)	(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,157,152	$2,971,997
Accounts receivable	2,101,851	1,338,404
Inventory	12,339	14,885
Prepaid royalties	223,692	312,525
Other current assets	38,809	27,802
TOTAL CURRENT ASSETS	4,533,843	4,665,613
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $51,911 and $15,315	419,756	253,198
INTANGIBLE ASSETS
Customer lists, net of accumulated amortization of $108,334 and $42,223	156,666	172,777
Other intellectual property, net of amortization of $25,536 and $1,964	469,989	163,561
Goodwill	199,185	199,185
TOTAL ASSETS	$5,779,439	$5,454,334
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,448,346	$1,270,221
Payable on purchase of Pools Press	162,813	162,392
Capital lease obligation, current	15,326	—
Outstanding on credit line	—	6,244
Other current liabilities	66,611
TOTAL CURRENT LIABILITIES	1,693,096	1,438,857
CAPITAL LEASE OBLIGATION, LONG TERM	69,750	—
MINORITY INTEREST	57,223	51,128
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding
Common stock; $0.001 par value; 100,000,000 shares authorized; 12,561,813 and 12,500,003 shares issued and outstanding	12,562	12,500
Additional paid-in capital	4,632,420	4,484,559
Accumulated deficit	(685,612)	(532,710)
TOTAL STOCKHOLDERS' EQUITY	3,959,370	3,964,349
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,779,439	$5,454,334

The accompanying notes are an integral part of these consolidated financial statements

DERYCZ SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended June 30, 2007	Period January 6, 2006 (Inception) to June 30, 2006	Six months ended December 31,
			2007	2006
			(Unaudited)	(Unaudited)
NET SALES	$3,850,746	$478,600	$5,156,576	$694,074
COST OF SALES	3,253,120	449,858	4,215,827	561,577
GROSS PROFIT	597,626	28,742	940,749	132,497
OPERATING EXPENSES:
General and administrative	981,118	125,462	920,596	284,546
Marketing and advertising	23,658	20,499	17,508	40
Depreciation and amortization	58,986	—	104,777	994
Other expenses	36,481	—	100,732	—
TOTAL OPERATING EXPENSES	1,100,243	145,961	1,143,613	285,580
LOSS FROM OPERATIONS	(502,617)	(117,219)	(202,864)	(153,083)
INTEREST EXPENSE	(6,347)	—	(11,685)	(7,704)
INTEREST INCOME	88,491	—	67,742	—
LOSS BEFORE MINORITY INTEREST	(420,473)	(117,219)	(146,807)	(160,787)
MINORITY INTEREST	4,982	—	(6,095)	—
NET LOSS	$(415,491)	$(117,219)	$(152,902)	$(160,787)
NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.04)	$(0.01)	$(0.01)	$(0.02)
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	10,625,003	8,000,003	12,510,305	8,750,003

The accompanying notes are an integral part of these consolidated financial statements

DERYCZ SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Period From Inception (January 6, 2006) to June 30, 2007
and for the Six Months Ended December 31, 2007 (Unaudited)

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance at inception (January 6, 2006)	—	$—	$—	$—	$—
Merger and exchange with Reprints Desk, Inc.	8,000,003	$8,000	$(267,275)	$—	$275,275
Net loss for the period	—	—	—	(117,219)	(117,219)
Balance at June 30, 2006	8,000,003	8,000	267,275	(117,219)	158,056
Issuance of common stock for cash	4,500,000	4,500	4,217,284	—	4,221,784
Net loss for the year		—	—	(415,491)	(415,491)
Balance, June 30, 2007	12,500,003	12,500	4,484,559	(532,710)	3,964,349
Issuance of common shares for customer list	50,000	50	49,950	—	50,000
Fair value of vested options issued to employees	—	—	86,113	—	86,113
Fair value of common shares issued as bonus	11,810	12	11,798	—	11,810
Net loss for the period (Unaudited)				(152,902)	(152,902)
Balance, December 31, 2007 (Unaudited)	12,561,813	$12,562	$4,632,420	$(685,612)	$3,959,370

The accompanying notes are an integral part of these consolidated financial statements

DERYCZ SCIENTIFIC, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year end June 30, 2007	Period January 6, 2006 (Inception) to June 30, 2006	Six months ended December 31,
			2007	2006
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(415,491)	$(117,219)	$(152,902)	$(160,787)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44,179	517	126,279	994
Fair value of vested stock options			86,113
Fair value of common stock issued as a bonus			11,810
Changes in assets and liabilities:
Accounts receivable	(605,981)	(427,211)	(763,447)	44,660
Accounts payable and accrued expenses	649,621	425,712	178,125	(227,454)
Inventory	2,212	—	2,546	—
Use (purchase) of prepaid royalties	(312,525)	—	88,833	—
Other current assets	(19,234)	—	(11,007)	(3,094)
Accrued interest on note payable	12,392	—	7,687	—
Other current liabilities	—	—	66,611	—
Minority share of earnings (loss)	(4,982)	—	6,095	—
Net cash used in operating activities	(649,809)	(118,201)	(353,257)	(345,681)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(3,135)	(7,837)	(111,362)	—
Purchase of Intellectual Property	(280,000)	—	(330,000)	(176)
Acquisition of Pools Press	(466,080)	—	—	—
Net cash used in investing activities	(749,215)	(7,837)	(441,362)	(176)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	4,221,784	137,500	—	4,221,784
Collection of stock subscription receivable	137,775	—	—	82,532
Proceeds from advance from stockholder	(55,000)	55,000	—	—
Capital lease obligation	—	—	(6,716)	—
Payments on notes on Pools Press	—	—	(7,266)	—
Line of credit payment	—	—	(6,244)	—
Net cash provided by (used in) financing activities	4,304,559	192,500	(20,226)	4,304,316
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,905,535	66,462	(814,845)	3,958,459
CASH AND CASH EQUIVALENTS, Beginning of period	66,462	—	2,971,997	66,462
CASH AND CASH EQUIVALENTS, End of period	$2,971,997	$66,462	$2,157,152	$4,024,921
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$6,347	$—	$11,685	$7,704
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTINGAND FINANCING ACTIVITIES:
Issuance of common stock for customer list			$50,000
Capital lease obligation	$—	$—	$91,792	$—

The accompanying notes are an integral part of these consolidated financial statements

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 1 — Organization, Nature of Business and Basis of Presentation

(a) Organization

Derycz Scientific, Inc. was incorporated in the State of Nevada on November 2, 2006. On November 2, 2006 the Company entered into a Share Exchange Agreement with Reprints Desk, Inc., a Delaware corporation formed on January 6, 2006. Derycz was formed to facilitate a holding company structure. At the closing of the transaction contemplated by the Share Exchange Agreement, the Company acquired all of the 550,000 outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders of Reprints. As the intention behind forming Derycz was the creation of a holding company structure and Derycz had no appreciable assets prior to the acquisition of Reprints, the exchange ratio was determined arbitrarily and was not based on any determination of the value of shares of Derycz common stock as compared to Reprints shares acquired. As each former Reprints shareholder acquired a percentage interest in Derycz equal to the percentage interest such shareholder held in Reprints immediately prior to the transaction, there was no dilution of the interest of any former Reprints shareholder. Following completion of the exchange transaction, Reprints became a wholly owned subsidiary of the Company. The Transaction was accounted as a statutory merger of companies under common control. As such, the historical financial statements of the Company are combined with the operations of Reprints since its inception, and the merger shares are accounted for as a stock split as of the inception of Reprints for financial reporting purposes.

(b) Nature of business

Reprints is a content repurposing and rights management company, with a focus on content re-use services and products. The Company operates within the Periodicals Publishing industry which is a large and growing market. The Company has developed products in the following areas:

•	Reprints, ePrints and Article Distribution Systems
•	Commercial Printing Services
•	Publisher Outsourced Reprint Management
•	Print-on-Demand Services for copyright and regulatory sensitive documents

(c) Basis of Presentation

The accompanying interim financial statements for the six months ended December 31, 2007 and 2006 are unaudited, but in the opinion of management, contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at December 31, 2007 and the results of operations and cash flows for the six months ended December 31, 2007 and 2006. The results of operations for the six months ended December 31, 2007 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending June 30, 2008.

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly and majority owned subsidiaries. The consolidated accounts include 100% of assets and liabilities of our majority owned subsidiary, and the ownership interests of minority investors are recorded as a minority interest. Intercompany balances and transactions have been eliminated in consolidation.

Note 2 — Summary of Significant Accounting Policies

(a) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

(b) Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The estimated fair value of the capital lease obligations is based on borrowing rates currently available to the Company for loans with similar terms and maturities.

(c) Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

(d) Allowance for Doubtful Accounts

The Company regularly reviews the accounts receivable aging and applying various expected loss percentages to certain accounts receivable categories based upon historical bad debt experience in order to determine whether an allowance for doubtful accounts resulting from the inability, failure or refusal of customers to make required payments, is appropriate As of December 31, 2007 and June 30, 2007 no accounts were deemed uncollectible and the Company had not established an allowance for doubtful accounts.

(e) Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company also invests its cash in government bonds with very low credit risk. The Company does not anticipate incurring any losses related to these credit risks. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and intends to maintain allowances for anticipated losses, as required.

Two customers accounted for 15% and 11% of the revenue for the year ended to June 30, 2007, and two customers accounted for 75% and 13% of the revenue for the period from inception (January 6, 2006) to June 30, 2006. One customer accounted for 12% of the revenue for the six months ended December 31, 2007 and two customers accounted for 21% and 16% of the revenue for the six months ended December 31, 2006.

As of December 31, 2007, three customers accounted for 16%, 13% and 9% of accounts receivable, and three customers accounted for 17%, 14% and 10% of accounts receivable at June 30, 2007.

(f) Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3-5 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

(g) Intellectual Property Licenses

The Company has purchased licenses to use certain intellectual property. These licenses are depreciated using the straight-line method over their estimated useful lives of 7 years.

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

(h) Customer Lists

From time to time, the Company purchases customer lists. These lists are amortized using an accelerated method that management presently estimates matches the utilization of those lists over an estimated useful life of 2 years.

(i) Revenue recognition

The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

The Company recognizes revenues from printing services when services have been rendered and accepted by the customer while revenues from the re-use of published articles and rights management services are recognized upon shipment or electronic delivery to the customer.

(j) Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Management regularly reviews property, equipment and other long-lived assets for possible impairment in accordance with SFAS No. 144 and based upon this review believes there are no indications of impairment at December 31, 2007 or June 30, 2007.

(k) Stock based compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption.

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions are as follow:

	Year ended June 30, 2007	Period January 6, 2006 (Inception) to June 30, 2006	Six months ended December 31,
			2007	2006
	(Unaudited)	(Unaudited)
Dividend yield	—	—	—	—
Risk-free interest rate	—	—	4.18%	—
Expected volatility	—	—	25%	—
Expected life of options	—	—	6 years	—

(l) Shipping and handling costs

The Company accounts for shipping and handling fees and costs in accordance with EITF 00-10. As such, the Company includes shipping and handling charges billed to its customers in its revenues, and classifies shipping and handling costs of the sale of its products as a component of cost of sales. Those costs were approximately $105,291 and $20,924, respectively, for the years ended June 30, 2007 and 2006 and $140,805 and $15,445 for the six months December 31, 2007 and 2006.

(m) Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(n) Net Income (Loss) per share

The Company reports net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares available. Weighted average number of shares outstanding reflects the equivalent number of shares received as a result of the exchange transaction as if these shares had been outstanding as of the beginning of the earliest period presented. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Warrants to purchase 2,450,000 shares of common stock have been excluded from the calculation of diluted net loss per share for the year ended June 30, 2007, and the six months ended December 31, 2006 and options and warrants to purchase 2,980,000 shares of common stock outstanding as of December 31, 2007 have been excluded from the calculation as the effect would have been anti-dilutive.

(o) Marketing and Advertising expenses

Marketing and Advertising expenses are expensed as incurred and consist primarily of various forms of media purchased from Internet-based marketers and search engines. Marketing and advertising expense

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

amounted to $23,658 and $20,499 for the years ended June 30, 2007 and for the period from inception (January 6, 2006) to June 30, respectively and $17,508 and $40 for the six months ended December 31, 2007 and 2006, respectively.

(p) Adoption of new accounting policy

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) — an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of September 30 and June 30, 2007, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31 and June 30, 2007, the Company has no accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2006 through 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject.

(q) Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (“FAS 141(R)”), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. FAS 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented. The Company does not have a noncontrolling interest in one or more subsidiaries.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

Note 3 — Acquisition of Pools Press, Inc.

On February 28, 2007, the Company entered into an agreement with Pools Press, Inc. (Pools) of Northbrook, Illinois, a privately held company pursuant to which the Company acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080. Pools is a commercial printer, specializing in reprints of copyrighted articles. The acquisition has been accounted for as a purchase in accordance with SFAS No. 141 Business Combinations. As such, the results of Pools Press’ operations have been included in the consolidated financial statements since March 1, 2007.

The purchase price of $616,080 consisted of a payment of cash of $466,080 and the issuance of a note payable of $150,000 (See Note 6). The Company has made a preliminary allocation of purchase price to the fair value of the acquired assets as follows:

Current assets	$137,440
Fixed Assets	235,565
Intangible assets:
Customer list	100,000
Goodwill	199,185
Purchase price	672,190
Historical Cost of 25% minority interest	(56,110)
Net Purchase Price	$616,080

The $56,110 minority interest has been adjusted to $57,223 and $51,128 in the accompanying balance sheets at December 31, 2007 and June 30, 2007 to give effect to the minority interest share of income and losses of ($4,982) and $6,095 for the year ended June 30, 2007 and the six months ended December 31, 2007, respectively.

The value of the purchase price allocated to the fixed assets was based upon an appraisal performed by Winternitz Appraisal Service, Inc., a qualified appraisal firm. The allocation to the customer lists was made based upon a preliminary evaluation made by management. The Company is in the process of completing a formal valuation of the acquired intangibles, accordingly the preliminary allocations made by the Company may change based upon the receipt of the completed valuations.

Goodwill represents the excess of the purchase price of an acquired company over the fair value of the identifiable assets acquired and liabilities assumed. The provisions of SFAS No. 142 state that goodwill of a reporting unit must be tested for impairment on an annual basis or at any other time during the year if events

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 3 — Acquisition of Pools Press, Inc.  – (continued)

occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount.

Circumstances that could trigger an impairment test include; a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit, and the recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit. Management has reviewed recorded goodwill for impairment and based upon this review believes there are no indicators of impairment at December 31, 2007 or June 30, 2007.

The following sets out the unaudited pro forma operating results for the year ended June 30, 2007, the period January 6, 2006 (Inception) through June 30, 2006 and the six months ended December 31, 2006 for the Company had the acquisition occurred as of January 6, 2006:

	Pro Forma (Unaudited) Periods ended June 30,		Pro Forma (Unaudited) Six months ended December 31,
	2007	2006	2006
Net sales	$5,618,171	$1,949,913	$2,105,876
Cost of sales	4,802,671	1,668,835	1,803,988
Gross profit	815,500	281,078	301,888
Operating expenses	1,267,056	260,281	410,498
Operating income (loss)	(451,556)	20,797	(108,610)
Other income (expense)	82,144	—	(7,704)
Minority Interest in income	(7,783)	(34,504)	(11,118)
PRO FORMA NET LOSS	$(377,195)	$(13,707)	$(127,432)
Pro forma net loss per weighted average share, basic and diluted	$(0.04)	$(0.00)	$(0.01)

The Company has an option to purchase the remaining interest in Pools Press on any of the dates that are 18, 24, 30 or 36 calendar months following February 28, 2007, with 60 days prior notice. The price will be determined by an independent appraiser to be agreed upon by both the Company and the seller.

Note 4 — Property and Equipment

Property and equipment consists of the following as of December 31, 2007 and June 30, 2007:

	December 31, 2007	June 30, 2007
	(Unaudited)
Computer equipment	$32,119	$18,286
Software	97,419	5,521
Printing equipment	286,452	190,260
Furniture and fixtures	34,677	33,446
Autos and vans	21,000	21,000
	471,667	268,513
Less accumulated depreciation	(51,911)	(15,315)
	$419,756	$253,198

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 4 — Property and Equipment  – (continued)

Printing equipment includes $91,792 of equipment under capital lease and related accumulated amortization of $7,650 as of December 31, 2007.

Depreciation expense for the year ended June 30, 2007 and for the period from January 6, 2006 (inception) to June 30, 2006) was $13,804 and $516, respectively. Depreciation expense for the six months ended December 31, 2007 and 2006 was $36,596 and $994, respectively.

Note 5 — Intangible Assets

Intangible assets consist of the following at December 31, 2007 and June 30, 2007:

	December 31, 2007	June 30, 2007
	(Unaudited)
Customer list	$265,000	$215,000
Other intellectual property	495,525	165,525
Accumulated amortization	(133,870)	(44,187)
	$626,655	$336,338

Customer lists are amortized using an accelerated method that management presently estimates matches the utilization of those lists over an estimated useful life of 2 years. The allocation of $100,000 to the customer list of Pools Press was made based upon a preliminary evaluation made by management. The Company is in the process of completing a formal valuation of the acquired intangibles, accordingly the preliminary allocations made by the Company may change based upon the receipt of the completed valuations.

The Company has purchased licenses to use certain intellectual property, including computer software. These licenses are depreciated using the straight-line method over their estimated useful lives of 7 years.

Future annual amortization under these intangible assets at December 31, 2007 is as follows:

Year ending June 30,	Amount
Remainder of 2008	$102,579
2009	153,214
2010	77,659
2011	70,714
2012	70,714
Thereafter	151,775
$626,655

Note 6 — Leases

The Company leases space in Northbrook, Illinois in accordance with the terms of a non cancelable operating lease agreement. The lease requires monthly payments between $7,446 and $8,000 through November 2011 and is being accounted for by the Company on a straight-line basis over the term of the lease. In addition to monthly rentals, the lease requires the payment of real estate taxes and maintenance. Rent, including real estate taxes, for the year ended June 30, 2007 and for the period from January 6, 2006 (Inception) to June 30, 2006 was $68,926 and $6,000, respectively. Rent expense for the six months ended December 31, 2007 and 2006 was $86,169 and $5,000, respectively.

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 6 — Leases  – (continued)

The Company also has a non-cancelable capital lease for machinery and equipment. Annual future minimum rentals under operating and capital leases as of December 31, 2007 are as follows:

Fiscal Year	Operating Leases	Capital Leases
2008 (remainder)	$67,014	$11,670
2009	89,656	23,340
2010	93,250	23,340
2011	88,000	23,340
Thereafter		25,285
Total minimum lease payments	$337,920	$106,975
Amounts representing interest		21,899
Total		85,076
Less current portion		(15,326)
Long term		$69,750

Note 7 — Note Payable

Note payable represents the amount due to the former stockholder of Pools Press relating to the acquisition of that company. The Note is unsecured, bears interest at a rate of 10.25% per annum and is due on February 28, 2008. The note payable balances at December 31, 2007 and June 30, 2007 include $12,813 and $5,125 of accrued interest, respectively.

Note 8 — Stockholders’ Equity

Common Stock

The Company has authorized 120,000,000 shares of $0.001 par value stock. 100,000,000 have been authorized as common stock and 20,000,000 have been authorized as preferred stock.

Reprints Desk issued 550,000 shares of common stock for net proceeds of $275,275 during the period January 6, 2006 through June 30, 2006. At the closing of the transaction contemplated by the Share Exchange Agreement on November 16, 2006, the Company acquired all of the 550,000 outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders of Reprints. As each former Reprints shareholder acquired a percentage interest in Derycz equal to the percentage interest such shareholder held in Reprints immediately prior to the transaction, there was no dilution of the interest of any former Reprints shareholder. Following completion of the exchange transaction, Reprints became a wholly-owned subsidiary of the Company.

During the year ending June 30, 2007, the Company sold units to acquire 4,500,000 shares of its common stock and warrants to purchase 2,250,000 shares of its common stock for gross proceeds of $4,500,000 that resulted in net proceeds to the Company of $4,211,784 after commissions and offering costs. The company also issued 200,000 warrants to the placement agent. Each warrant is exercisable for a period of 3 years with an exercise price of $1.25 per share of common stock. In the event a public market develops, and the closing price of the Company's common stock for 10 of any of 25 consecutive days is greater than $3.00 per share, the Company may elect at that time to compel the holders of the Warrants to exercise the Warrants at the exercise price. If any investor fails to exercise the Warrant within 10 days of such notice of redemption, then the Warrants shall be redeemed by the Company at a redemption price of $0.01 per warrant.

On November 30, 2007, we issued 50,000 shares of common stock valued at $1.00 per share to Pinpoint Documents, LLC as payment for a customer list. We relied upon the exemption from registration as set forth

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 8 — Stockholders’ Equity – (continued)

in Section 4(2) of the Securities Act for the issuance of these shares. The investor took its shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

On December 21, 2007, we issued 11,810 shares of common stock, valued at $1.00 per share, to Scott Ahlberg, an employee of Reprints Desk and a director of the Company, as a discretionary bonus. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. Mr. Ahlberg took his shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

Stock Options

On December 21, 2007, the Company established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our Board of Directors and security holders holding a majority of the shares of our common stock outstanding. The total amount of shares subject to the Plan is 1,500,000 shares. On December 21, 2007, we granted options to purchase 530,000 shares of common stock at $1.50 per share to eight employees and one consultant, which expire on December 21, 2017. The options were valued at $112,000 using a Black-Scholes valuation model and will be amortized over the vesting period. Stock based compensation expense of $86,113 and $0 were recognized during the six months ended December 31, 2007 and 2006, respectively, relating to the vesting of such options. As of December 31, 2007, the unamortized value of these option awards were $25,887 which will be amortized as stock based compensation cost over the average of approximately one year as the options vest.

At December 31, 2007 options outstanding are as follows:

	Number of Options	Weighted Average Exercise Price
Balance at July 1, 2007	—	$0.00
Granted	530,000	$1.50
Exercised	—	—
Cancelled	—	$0.00
Balance at December 31, 2007	530,000	$1.50

Additional information regarding options outstanding as of December 31, 2007 is as follows:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable
$1.50	530,000	6	$1.50	407,500

Note 9 — Related Party Transactions

The Company leases furniture and office space on a month to month basis from a stockholder of the Company. The total rent expense paid to the stockholder for the periods from inception (January 6, 2006) to June 30, 2006 and July 1, 2006 to June 30, 2007 were $6,000 and $29,955, respectively.

DERYCZ SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the Six Months Ended December 31, 2007 and 2006 (Unaudited)

Note 10 — Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2007 and June 30, 2007 are as follows:

	December 31, 2007	June 30, 2007
	(Unaudited)
Deferred tax assets:
Federal net operating loss	$230,658	178,671
State net operating loss	41,125	31,951
Total deferred tax assets	271,783	210,622
Deferred tax liability
Fixed asset depreciation	—	—
Net deferred tax assets	271,783	210,622
Less valuation allowance	(271,783)	(210,622)
	$—	—

At December 31, 2007 and June 30, 2007, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $685,000 and $532,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

The Company has provided a full valuation allowance on the deferred tax assets at December 31, 2007 and June 30, 2007 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	Year Ended June 30, 2007	Period January 6, 2006 (Inception) to June 30, 2006	Six Months Ended December 31, (Unaudited)
			2007	2006
Federal income tax rate	(34.00)%	(34.00)%	(34.00)%	(34.00)%
State tax, net of federal benefit	(6.00)%	(6.00)%	(6.00)%	(6.00)%
Permanent differences	0	0	0	0
Fixed asset depreciation	0.00%	0.00%	0.00%	0.00%
Increase in valuation allowance	40.00%	40.00%	40.00%	40.00%
Effective income tax rate	0.00%	0.00%	0.00%	0.00%

Note 11 — Restatement

The Company has restated its accounting for the acquisition of Pools Press, Inc. to correct an error in the accounting for the minority interest. The Company originally reflected the minority interest at fair value. It should have been recorded based on historical cost. The following accounts were restated:

	As reported	Adjustment	As restated
Goodwill	$348,435	$(149,250)	$199,185
Minority Interest	$200,378	$(149,250)	$51,148

POOLS PRESS, INC.

POOLS PRESS, INC.

FINANCIAL STATEMENTS
As of December 31, 2006 AND 2005

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pools Press, Inc.

We have audited the accompanying balance sheets of Pools Press, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pools Press, Inc. as at December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Weinberg & Company, P.A.

Los Angeles, California
October 10, 2007

POOLS PRESS, INC.

BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Current Assets:
Cash	$563,211	$538,411
Accounts Receivable	736,458	411,047
Inventory	17,956	18,356
Prepaid Insurance	540	430
Total Current Assets	1,318,165	968,244
Property and Equipment:
Machinery and Equipment	885,769	848,735
Autos and Trucks	50,426	50,426
Furniture and Fixtures	62,817	62,817
Leasehold Improvements	112,564	109,114
	1,111,576	1,071,092
Less Accumulated Depreciation and Amortization	(1,034,929)	(986,780)
Total Property and Equipment	76,647	84,312
Other Assets:
Deposits	8,298	8,298
Total Assets	$1,403,110	$1,060,854
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts Payable	$84,792	$70,449
Accrued Expenses:
Commissions	513,526	280,108
Other	37,574	64,989
Total Current Liabilities	635,892	415,546
Stockholder's Equity:
Common Stock, no par value; 100 shares authorized, 2 shares issued and outstanding	7,113	7,113
Retained Earnings	760,105	638,195
Total Stockholder's Equity	767,218	645,308
Total Liabilities and Stockholder's Equity	$1,403,110	$1,060,854

POOLS PRESS, INC.

STATEMENTS OF OPERATIONS
Years Ended December 31, 2006 and 2005

	2006	2005
Sales	$2,883,114	$2,547,438
Cost of sales	2,457,586	2,198,262
Gross Profit	425,528	349,176
Administrative and Selling Expenses
Administrative Expenses	244,316	240,741
Selling Expenses	39,507	41,271
	283,823	282,012
Income from Operations	141,705	67,164
Other Income (Expense)
Insurance Proceeds	13,182	—
Interest Expense	—	(37)
Interest Income	27,023	11,954
	40,205	11,917
Net Income	$181,910	$79,081

POOLS PRESS, INC.

STATEMENT OF STOCKHOLDER'S EQUITY
For The Years Ended December 31, 2006 and 2005

	Common Stock
	Shares	Amount	Equity	Total
Balance, January 1, 2005	2	$7,113	$665,002	$672,115
Distributions	—	—	(105,888)	(105,888)
Net income	—	—	79,081	79,081
Balance, December 31, 2005	2	7,113	638,195	645,308
Distributions	—	—	(60,000)	(60,000)
Net income	—	—	181,910	181,910
Balance, December 31, 2006	2	$7,113	$760,105	$767,218

POOLS PRESS, INC.

STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 2006 and 2005

	2006	2005
Cash Flows from Operating Activities:
Net Income	$181,910	$79,081
Adjustments to Reconcile Net Income to Net Cash Flows
Provided by Operating Activities:
Depreciation and Amortization	48,149	45,697
Changes in:
Accounts Receivable	—	(63,506)
Inventory	—	(1,229)
Prepaid Insurance	—	235
Accounts Payable	—	11,881
Accrued Expenses	206,003	(37,822)

Net Cash Flows Provided by Operating Activities	436,062	34,337

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(40,484)	(26,995)
Cash Flows from Financing Activities:
Distribution to Stockholder	(60,000)	(105,888)
Net Increase (Decrease) in Cash	335,578	(98,546)
Cash, Beginning of Year	538,411	636,957
Cash, End of Year	$873,989	$538,411
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest:	$—	$37
Cash Paid During the Year for Taxes:	$2,993	$1,276

POOLS PRESS, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

1. Summary of Significant Accounting Policies

Nature of Business

Pools Press, Inc. (incorporated in the state of Illinois in 1946) is a commercial printer, specializing in reprints of copyrighted articles. The Company sells prints to an international base of customers.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value because of the short maturity of these items.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and trade accounts receivable. Concentration of credit risk with respect to trade accounts receivable at December 31, 2006 is limited due to the number of customers comprising the Company’s customer base and their dispersion throughout the United States and abroad. The Company extends unsecured credit to its customers in the normal course of business.

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions.

Major Customers

During 2006, two customers accounted for more than 10% of the Company’s sales. Sales to those customers were 22% and 21%, respectively. One customer accounted for 66% and 37% of total accounts receivable as of December 31, 2006 and 2005, respectively.

Major Vendor

The Company pays royalties to a vendor for the rights to reprint the vendor’s copyrighted articles. Royalty expense incurred from this vendor aggregated 47% and 44% of the Company’s total cost of sales for the years ended December 31, 2006 and 2005, respectively.

Allowance for Bad Debts

The Company reflects accounts receivable at their net realizable value. Periodically, management assesses the collectibility of accounts receivable. A considerable amount of judgment is required in order to make this assessment, including an analysis of historical bad debts, a review of the aging of the receivables and the current creditworthiness of certain customers and debtors. The Company has not recorded an allowance for doubtful accounts at December 31, 2006 and 2005 as management feels that all are collectible. However, if the financial condition of any customers or debtors was to deteriorate and their ability to make required payments became impaired, an increase in the allowance may be required.

POOLS PRESS, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

Inventory

Inventory consists primarily of materials used in production our reprints and is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization are computed on straight-line and accelerated methods over the estimated useful life of the assets:

Description	Year
Machinery and Equipment	3 – 7
Autos and Trucks	5
Furniture and Fixtures	5 – 7
Leasehold Improvements	5

Impairment on Long-lived Assets

The Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable. Impairment is recognized when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the asset’s carrying value. An impairment loss is recognized if necessary when there is a difference between the asset’s carrying value and its fair value. The Company had no impairment loss of long-lived assets for the years ended December 31, 2006 and 2005.

Revenue Recognition

The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenie and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exist, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

The Company recognizes revenue from re-use of published articles upon shipment or electronic delivery to the customer.

Recent Accounting Pronouncements

In September 2006, the FASB issued FAS No. 157 (“FAS 157”), “Fair Value Measurements,” which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact this standard will have on its financial condition, results of operations, cash flows or disclosures.

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (FAS 159). FAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument.

The Company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

POOLS PRESS, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

2. Income Taxes

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S-Corporation. In lieu of corporation income taxes, the stockholders of an S-Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is responsible for the state income taxes.

3. 401(k) Plan

The Company has a salary reduction plan established under Internal Revenue Code Section 401(k) covering substantially all employees. The Company may contribute additional amounts to the 401(k) plan as determined at the discretion of the board of directors. In 2006 the Company matched 25% of employee contributions. For the years ended December 31, 2006 and 2005, the Company’s contribution was $13,969 and $11,837.

4. Leases

The Company leases space in Northbrook, Illinois in accordance with the terms of a lease agreement. The lease requires monthly payments of approximately $9,800 through May 2006. In addition to monthly rentals, the lease requires the payment of real estate taxes and maintenance. There is an option to renew the lease for an additional five years at an increased monthly rental. Rent, including real estate taxes, for the years ended December 31, 2006 and 2005 was $96,627 and $128,726.

Annual future minimum rentals are as follows:

Year Ending December 31,	Amount
2007	$89,400
2008	89,400
2009	93,000
2010	96,000
2011	40,000

5. Subsequent Event

On February 28, 2007, the sole shareholder sold 75% of the outstanding shares of the Company to a third party for $466,080 in cash and a note in the amount of $150,000.

PART II

Item 24. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Our bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Company or is or was serving at the request of the Company in any other capacity for or on behalf of the Company), against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This mandatory indemnification shall be subject to a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders, (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.7502 of the Nevada Revised Statutes provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company, or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Company to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

The Company has been advised that it is the position of the Commission that insofar as the provision in the Company's Bylaws, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$232.17
Printing Fees	—
Accounting Fees and Expenses	82,500.00 *
Legal Fees and Expenses	35,000.00 *
Miscellaneous	4,000.00 *
Total	$121,732.17

*	Estimates

Item 26. Recent Sales of Unregistered Securities

On November 16, 2006, we issued 8,000,003 shares of common stock to the six stockholders of Reprints Desk pursuant to a share exchange agreement whereby Reprints Desk became our wholly owned subsidiary. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 (the “Securities Act”) for the issuance of these shares. The investors took their shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

On December 22, 2006, we sold units consisting of 4,500,000 shares of common stock and warrants to purchase 2,250,000 shares of common stock at an exercise price of $1.25 per share to 45 accredited investors in a private transaction We received $4,500,000 in proceeds from this transaction. In addition, we issued warrants to purchase 200,000 shares of common stock to T.R. Winston & Company, LLC, who acted as placement agent in the transaction. The proceeds for this transaction are being used for general corporate purposes. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. The investors were accredited investors as defined in the Securities Act who took their shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

On November 30, 2007, we issued 50,000 shares of common stock to Pinpoint Documents, LLC as payment for a customer list. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. The investor took its shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

On December 21, 2007, we granted options to purchase 530,000 shares of common stock at $1.50 per share to eight employees and one consultant. Jan Peterson, an employee of Reprints Desk and a director of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 18,500 common shares which will vest on December 21, 2008. Scott Ahlberg, an employee of Reprints Desk and a director of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 8,500 common shares which will vest on December 21, 2008. Richard McKilligan, an employee of Reprints Desk and the Chief Financial Officer of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 28,500 common shares which will vest on December 21, 2008. Tracy Forrester, an employee of Reprints Desk, received options to purchase 66,500 common shares which vest immediately and options to purchase 33,500 common shares which will vest on December 21, 2008. Marc Nissan, an employee of Reprints Desk, received options to purchase 66,500 common shares which vest immediately and options to purchase 33,500 common shares which will vest on December 21, 2008. Roman Tumaykin. an employee of Reprints Desk, received options to purchase 50,000 common shares which vest immediately. Curt Neff, an employee of Reprint Desk, received options to purchase 10,000 common shares which vest immediately. Brian Darnell, an employee of Reprints Desk, received options to purchase 5,000 common shares which vest immediately. Merlin Piscitelli, a consultant to the Company, received options to purchase 10,000 common shares which vest immediately. The grants of these options to purchase shares of our common stock were effected in reliance upon the exemption for offers and sales pursuant to certain compensatory benefit plans as set forth in Rule 701 promulgated under the Securities Act, based upon the following: (a) the offers and issuances were made pursuant to a written compensatory benefit plan established by us for the compensation of our officers, employees, directors, consultants and other permitted persons; (b) the recipients of such options were officers, employees, directors, consultants or other permitted persons at the time of the issuance of the options (and any recipients that were consultants provided bona fide services unrelated to a capital-raising transaction or the promotion of a market for our stock in exchange for such options); (c) we were not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, at the time of issuance of the options; (d) the aggregate sale price, calculated in accordance with Rule 701, of the options issued in reliance on Rule 701 during any 12-month period did not exceed $1 million; and (e) all recipients were provided with certain disclosure materials and all other information requested with respect to our company, including a copy of the governing compensatory benefit document.

On December 21, 2007, we issued 11,810 shares of common stock to Scott Ahlberg, an employee of Reprints Desk and a director of the Company, as a discretionary bonus. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. Mr. Ahlberg took his shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

Item 27. Exhibits

Exhibit Index

2.1	Share Exchange Agreement between Derycz and Reprints Desk dated November 13, 2006(1)
3.1	Articles of Incorporation(1)
3.2	Bylaws(1)
4.1	Form of Warrant(1)
5.1	Opinion of Richardson & Patel LLP(2)
10.1	2007 Equity Compensation Plan(1)
10.2	Lease agreement between Pools Press and JJ Properties(1)
10.3	Peter Derycz employment agreement(1)
10.4	Richard McKilligan employment agreement(1)
10.5	Scott Ahlberg employment agreement(1)
10.6	Janice Peterson employment agreement(1)
10.7	Matt Sampson employment agreement(1)
10.8	CapCas License Agreement(1)
10.9	Dainippon Equipment Purchase Agreement(1)
10.10	Form of Subscription Agreement(2)
21.1	List of subsidiaries(1)
23.1	Consent of Independent Registered Public Accounting Firm (Weinberg & Company, P.A.) for Derycz Scientific, Inc.(2)
23.2	Consent of Independent Registered Public Accounting Firm (Weinberg & Company, P.A.) for Pools Press Inc.(2)
23.3	Consent of Independent Valuation Firm (Winternitz Appraisal Service, Inc.)(2)
23.4	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the exhibit of the same number to the registrant’s Registration Statement on Form SB-2 filed on December 28, 2007.
(2)	Filed herewith.

Item 28. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”)
(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	Include any additional or changed material information on the plan of distribution.
(2)	For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Rosa, State of California, on February 27, 2008.

DERYCZ SCIENTIFIC, INC.

Date: February 27, 2008

By:	/s/ Peter Derycz Peter Derycz Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Peter Derycz as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Peter Derycz Peter Derycz	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 27, 2008
/s/ Richard McKilligan Richard McKilligan	Chief Financial Officer, Secretary, General Counsel (Principal Accounting Officer)	February 27, 2008
/s/ Scott Ahlberg Scott Ahlberg	Head of Corporate Services, Director	February 27, 2008
/s/ Jan Peterson Jan Peterson	Head of Publisher Relations, Director	February 27, 2008